Exhibit 2.3

CONSOLIDATED FINANCIAL STATEMENTS

As at and for the years ended December 31, 2015 and 2014

Sherritt International Corporation

Consolidated financial statements

Management’s report

The accompanying consolidated financial statements are the responsibility of Sherritt International Corporation’s (“Sherritt”) management. They have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and include amounts based on estimates and judgments. Management has determined such amounts on a reasonable basis in order to ensure that the consolidated financial statements are presented fairly, in all material respects.

Management has developed and maintains a system of internal control to provide reasonable assurance that the Company’s assets are safeguarded, transactions are authorized and the consolidated financial statements are complete and accurate.

The consolidated financial statements are approved by the Board of Directors on the recommendation of the audit committee. The audit committee of the Board of Directors is composed entirely of independent directors. Sherritt’s consolidated financial statements are reviewed by the audit committee with management before the consolidated financial statements are approved by the Board of Directors. In addition, the audit committee has the duty to review the accounting principles and practices applied and followed by the Corporation during the fiscal year, including critical accounting policies and significant estimates and judgments underlying the consolidated financial statements as presented by management.  Deloitte LLP (“Deloitte”) performs an audit of the consolidated financial statements, the results of which are reflected in their report for 2015 included on the next page. Deloitte has full and independent access to the audit committee to discuss their audit and related matters. In addition, Sherritt has an internal audit function that evaluates and formally reports to management and the audit committee on the adequacy and effectiveness of internal controls specified in the approved annual internal audit plan.

/s/ David V. Pathe	/s/ Dean Chambers
David V. Pathe	Dean Chambers
President and Chief Executive Officer	Executive Vice President and
Chief Financial Officer

February 10, 2016

Deloitte LLP
Bay Adelaide East
22 Adelaide Street West
Suite 200
Toronto ON M5H 0A9
Canada

Tel: 416-601-6150
Fax: 416-601-6610
www.deloitte.ca

Independent Auditor’s Report

To the Shareholders of Sherritt International Corporation

We have audited the accompanying consolidated financial statements of Sherritt International Corporation, which comprise the consolidated statements of financial position as at December 31, 2015 and December 31, 2014, and the consolidated statements of comprehensive income (loss), consolidated statements of changes in shareholders’ equity and consolidated statements of cash flow for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Sherritt International Corporation as at December 31, 2015 and December 31, 2014, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants

February 10, 2016

Consolidated financial statements

Consolidated statements of comprehensive income (loss)

Canadian $ millions, except per share amounts, for the years ended December 31	Note	2015	2014

Revenue		$335.9	$455.6
Cost of sales	6	(318.1)	(318.0)
Administrative expenses	6	(46.4)	(63.4)
Impairment of Oil assets	19	(80.6)	—
Gain on sale of Corporate assets	14	19.1	3.3
Gain on arbitration settlement	9	—	14.1
Restructuring expense	10	—	(7.5)
Share of loss of an associate, net of tax, including impairment	7	(1,876.7)	(205.4)
Share of (loss) earnings of a joint venture, net of tax	8	(11.8)	9.4
Loss from operations, associate and joint venture		(1,978.6)	(111.9)
Financing income	11	75.5	67.7
Financing expense	11	(204.5)	(228.9)
Net finance expense		(129.0)	(161.2)
Loss before tax		(2,107.6)	(273.1)
Income tax recovery (expense)	12	35.9	(45.4)
Net loss from continuing operations		(2,071.7)	(318.5)
(Loss) earnings from discontinued operations, net of tax	13	(5.0)	28.5
Net loss for the year		$(2,076.7)	$(290.0)

Other comprehensive income
Items that may be subsequently reclassified to profit or loss:
Foreign currency translation differences on foreign operations	23	579.2	260.8
Items that will not be subsequently reclassified to profit or loss:
Actuarial (losses) gains on pension plans, net of tax
Continuing operations	23	(0.2)	(1.1)
Discontinued operations	23	—	0.6
Other comprehensive income		579.0	260.3
Total comprehensive loss		$(1,497.7)	$(29.7)

Net loss from continuing operations per common share, basic and diluted	15	$(7.05)	$(1.07)

Net loss per common share, basic and diluted	15	$(7.07)	$(0.97)

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated statements of financial position

		2015	2014
Canadian $ millions, as at	Note	December 31	December 31

ASSETS
Current assets
Cash and cash equivalents	16	$230.6	$161.6
Short-term investments	16	204.8	315.6
Advances, loans receivable and other financial assets	17	82.7	75.6
Trade accounts receivable, net	16	258.3	264.9
Inventories	18	38.0	30.6
Prepaid expenses		6.0	6.8
		820.4	855.1

Non-current assets
Advances, loans receivable and other financial assets	17	1,600.5	1,922.4
Other non-financial assets		0.8	1.2
Property, plant and equipment	19	351.1	422.1
Investment in an associate	7	757.3	1,548.5
Investment in a joint venture	8	404.2	380.1
Intangible assets	20	154.8	149.4
Deferred income taxes	12	—	2.3
		3,268.7	4,426.0
Assets held for sale	14	0.9	2.1
Total assets		$4,090.0	$5,283.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Loans and borrowings	21	$91.2	$1.6
Trade accounts payable and accrued liabilities		73.6	131.6
Income taxes payable		2.4	22.0
Other financial liabilities		1.5	3.2
Deferred revenue		24.6	17.2
Provisions	22	18.8	18.0
		212.1	193.6

Non-current liabilities
Loans and borrowings	21	2,171.9	1,858.3
Other financial liabilities		1.9	4.2
Deferred revenue		3.8	4.0
Provisions	22	107.8	108.8
Deferred income taxes	12	35.4	55.6
		2,320.8	2,030.9
Total liabilities		2,532.9	2,224.5

Shareholders’ equity
Capital stock	23	2,775.3	2,772.9
Deficit		(2,342.6)	(259.9)
Reserves	23	224.9	225.2
Accumulated other comprehensive income	23	899.5	320.5
		1,557.1	3,058.7
Total liabilities and shareholders’ equity		$4,090.0	$5,283.2

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board,

/s/ Harold (Hap) Stephen	/s/ David V. Pathe
Harold (Hap) Stephen	David V. Pathe
Director	Director

Consolidated financial statements

Consolidated statements of cash flow

Canadian $ millions, for the years ended December 31		2015	2014

Operating activities
Net loss from continuing operations		$(2,071.7)	$(318.5)
Add (deduct):
Depletion, depreciation and amortization	6	119.2	101.4
Share of loss of an associate, net of tax, including impairment	7	1,876.7	205.4
Share of loss (earnings) of a joint venture, net of tax	8	11.8	(9.4)
Loss on impairment of assets	6, 19	80.6	14.8
Finance costs (less accretion expense)	11	127.9	159.8
Income tax (recovery) expense	12	(35.9)	45.4
Service concession arrangements		—	(2.1)
Gain on sale of Corporate assets	14	(19.1)	(3.3)
Net change in non-cash working capital	25	(21.1)	34.2
Interest received		49.8	46.0
Interest paid		(58.9)	(93.2)
Premium paid on redemption of debentures		—	(33.6)
Income tax paid		(10.6)	(41.8)
Dividends received from joint venture	8	12.5	—
Other operating items	25	3.3	4.5
Cash provided by continuing operations		64.5	109.6
Cash (used) provided by discontinued operations	13	(16.0)	18.6
Cash provided by operating activities		48.5	128.2

Investing activities
Property, plant and equipment expenditures	5	(79.0)	(80.8)
Intangible asset expenditures	5	(1.4)	(1.5)
Increase in advances, loans receivable and other financial assets		(17.1)	(1.1)
Receipts of advances, loans receivable and other financial assets		38.5	10.7
Proceeds from investments		—	6.2
Loans to an associate	17	(135.7)	(191.2)
Net proceeds from sale of Corporate assets	14	21.2	2.1
Net proceeds from sale of property, plant and equipment		0.1	0.4
Net proceeds from sale of Coal operations, net of cash disposed	13	—	804.3
Proceeds from short-term investments		110.8	12.0
Cash (used) provided by continuing operations		(62.6)	561.1
Cash used by discontinued operations	13	—	(13.5)
Cash (used) provided by investing activities		(62.6)	547.6

Financing activities
Repayment of loans and borrowings and other financial liabilities		(1.6)	(365.3)
Increase in loans and borrowings and other financial liabilities		90.0	—
Repayment of senior unsecured debentures		—	(675.0)
Issuance of senior unsecured debentures, net of financing costs		—	239.0
Issuance of common shares		0.7	1.0
Share repurchase		—	(10.0)
Dividends paid on common shares	23	(9.0)	(21.9)
Cash provided (used) by continuing operations		80.1	(832.2)
Cash used by discontinued operations	13	—	(9.5)
Cash provided (used) by financing activities		80.1	(841.7)
Effect of exchange rate changes on cash and cash equivalents		3.0	2.3
Increase (decrease) in cash and cash equivalents		69.0	(163.6)
Cash and cash equivalents at beginning of the year		161.6	325.2
Cash and cash equivalents at end of the year	16	$230.6	$161.6

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated statements of changes in shareholders’ equity

					Accumulated
			Retained		other
		Capital	earnings		comprehensive
Canadian $ millions	Note	stock	(deficit)	Reserves	income (loss)	Total

Balance as at December 31, 2013		$2,808.5	$40.2	$196.5	$62.0	$3,107.2

Total comprehensive income (loss):
Net loss for the year		—	(290.0)	—	—	(290.0)
Foreign currency translation differences on foreign operations	23	—	—	—	260.8	260.8
Actuarial loss on defined benefit obligations, net of tax	23	—	—	—	(0.5)	(0.5)
		—	(290.0)	—	260.3	(29.7)

Shares issued for:
Restricted stock plan (vested)	23	0.7	—	(0.7)	—	—
Employee share purchase plan (vested)	23	1.2	—	(0.2)	—	1.0
Share repurchase	23	(37.5)	—	27.5	—	(10.0)

Restricted stock plan expense	23	—	—	0.7	—	0.7
Employee share purchase plan expense	23	—	—	0.1	—	0.1
Stock option plan expense	23	—	—	1.3	—	1.3

Reclassification on settlement of pension obligation	23	—	1.8	—	(1.8)	—
Dividends declared to common shareholders		—	(11.9)	—	—	(11.9)
Balance as at December 31, 2014		2,772.9	(259.9)	225.2	320.5	3,058.7

Total comprehensive income (loss):
Net loss for the year		—	(2,076.7)	—	—	(2,076.7)
Foreign currency translation differences on foreign operations	23	—	—	—	579.2	579.2
Actuarial loss on defined benefit obligations, net of tax	23	—	—	—	(0.2)	(0.2)
		—	(2,076.7)	—	579.0	(1,497.7)

Shares issued for:
Restricted stock plan (vested)	23	1.6	—	(1.6)	—	—
Employee share purchase plan (vested)	23	0.8	—	(0.1)	—	0.7

Restricted stock plan expense	23	—	—	0.1	—	0.1
Stock option plan expense	23	—	—	1.3	—	1.3

Dividends declared to common shareholders		—	(6.0)	—	—	(6.0)
Balance as at December 31, 2015		$2,775.3	$(2,342.6)	$224.9	$899.5	$1,557.1

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the consolidated financial statements

Notes to the consolidated financial statements

(All dollar amounts presented in tables are expressed in millions of Canadian dollars except share and per share amounts)

1.  NATURE OF OPERATIONS AND CORPORATE INFORMATION

Sherritt International Corporation (“Sherritt” or the “Corporation”) is a world leader in the mining and refining of nickel from lateritic ores with projects and operations in Canada, Cuba, and Madagascar. The Corporation is the largest independent energy producer in Cuba, with extensive oil and power operations across the island. Sherritt licenses its proprietary technologies and provides metallurgical services to mining and refining operations worldwide.

The Corporation is domiciled in Ontario, Canada and its registered office is 181 Bay Street, Toronto, Ontario, M5J 2T3.  These consolidated financial statements were approved and authorized for issuance by the Board of Directors of Sherritt on February 10, 2016.  The Corporation is listed on the Toronto Stock Exchange (TSX).

2.  BASIS OF PRESENTATION

2.1 Basis of presentation

The consolidated financial statements of the Corporation are prepared in accordance with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB).

The consolidated financial statements are prepared on a going concern basis, under the historical cost convention except for certain financial assets and liabilities which are measured at fair value. All financial information is presented in Canadian dollars rounded to the nearest hundred thousand, except as otherwise noted.

The significant accounting policies described below are consistently applied to all the periods presented.

The preparation of financial statements requires the use of certain critical accounting estimates. It also requires management to exercise judgment in applying the Corporation’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 3.

2.2 Principles of consolidation

These consolidated financial statements include the financial position, results of operations and cash flows of the Corporation, its subsidiaries, its interest in an associate, its interest in a joint venture, and its share of assets, liabilities, revenues and expenses related to its interests in joint operations. Intercompany balances, transactions, income and expenses, profits and losses, including gains and losses relating to subsidiaries and joint operations have been eliminated on consolidation.

The Corporation’s significant subsidiaries, joint arrangements and interest in an associate are as follows:

		Geographic	Economic	Basis of
	Relationship	location	interest	accounting

Metals

Moa Joint Venture	Joint venture		50%	Equity method

Composed of the following operating companies:
International Cobalt Company Inc.		Bahamas	50%
Moa Nickel S.A.		Cuba	50%
The Cobalt Refinery Company Inc.		Canada	50%

Ambatovy Joint Venture	Associate		40%	Equity method

Composed of the following operating companies:
Ambatovy Minerals S.A.		Madagascar	40%
Dynatec Madagascar S.A.		Madagascar	40%

Oil and Gas

Sherritt International (Cuba) Oil and Gas Ltd.	Subsidiary	Cuba	100%	Full consolidation
Sherritt International Oil and Gas Ltd.	Subsidiary	Canada	100%	Full consolidation

Power
				Economic interest
Energas S.A. (Energas)	Joint operation	Cuba	33 1/3%	recognized

Subsidiaries

Subsidiaries are entities over which the Corporation has control. Control is defined as when the Corporation is exposed or has rights to the variable returns from the subsidiary and has the ability to affect those returns through its power over the subsidiary.  Power is defined as existing rights that give the Corporation the ability to direct the relevant activities of the subsidiary.  Subsidiaries are fully consolidated from the date control is transferred to the Corporation and are de-consolidated from the date control ceases.

Joint arrangements

A joint arrangement is an arrangement whereby two or more parties are subject to joint control. Joint control is considered to be when all parties to the joint arrangement are required to reach unanimous consent over decisions about relevant business activities pertaining to the contractual arrangement. The Corporation has two types of joint arrangements:

(i)                   Joint ventures

A joint venture is a contractual arrangement whereby two or more parties undertake an economic activity that is subject to joint control and whereby each party has rights to the net assets of the arrangement.  Interests in joint ventures are recognized as an investment and accounted for using the equity method of accounting.

•                  The Corporation recognizes its share of earnings (loss), net of tax in the consolidated statements of comprehensive income (loss),  which is adjusted against the carrying amount of its interest in a joint venture;

•                  The Corporation recognizes its share of other comprehensive income in the consolidated statements of changes in shareholders’ equity,  which is adjusted against the carrying amount of its interest in a joint venture;

•                  If the Corporation’s share of losses equals or exceeds the carrying value of its investment in joint venture in the future, the Corporation does not recognize further losses, unless it has incurred obligations or made payments on behalf of the entity;

•                  Gains and losses on transactions between the Corporation and its joint venture are eliminated to the extent of the Corporation’s interest in this entity. Losses are eliminated only to the extent that there is no evidence of impairment; and

•                  Interest revenue on a loan receivable from a joint venture is recognized to the extent of Sherritt’s economic interest.

Notes to the consolidated financial statements

(ii)                Joint operations

A joint operation is a contractual arrangement whereby two or more parties undertake an economic activity that is subject to joint control and whereby each party has rights to the assets and obligations for liabilities relating to the arrangement.  Interests in joint operations are accounted for by recognizing the Corporation’s share of assets, liabilities, revenues, and expenses.

Associate

An associate is an entity over which the Corporation has significant influence. The Corporation is presumed to have significant influence over an entity if it holds, directly or indirectly, 20 percent or more of the voting power of the entity.

•                  The Corporation recognizes its share of earnings (loss), net of tax in the consolidated statements of comprehensive income (loss), which is adjusted against the carrying amount of its investment in the associate;

•                  The Corporation recognizes its share of other comprehensive income in the consolidated statements of changes in shareholders’ equity,  which is adjusted against the carrying amount of its interest in the associate;

•                  If the Corporation’s share of losses equals or exceeds the carrying value of its investment in an associate in the future, the Corporation does not recognize further losses, unless it has incurred obligations or made payments on behalf of the entity;

•                  Gains and losses on transactions between the Corporation and its associate are eliminated to the extent of the Corporation’s interest in this entity. Losses are eliminated only to the extent that there is no evidence of impairment; and

•                  Prior to Commercial Production, interest revenue on a loan receivable from an associate is fully eliminated. Subsequent to commercial production, interest revenue on a loan receivable from an associate is recognized to the extent of Sherritt’s economic interest.

2.3 Held for sale and discontinued operations

Individual non-current assets or disposal groups (i.e. groups of assets and liabilities to be disposed of, by sale or otherwise) are classified as held for sale, if the following criteria are met:

•                  The assets (or disposal groups) must be available for immediate sale, in their present condition, subject to terms that are usual and customary of such assets (or disposal groups); and

•                  The sale is highly probable.

Individual non-current assets or disposal groups are classified, and presented, as discontinued operations if the assets or disposal groups are disposed of or classified as held for sale and if the first and second or third of the following criteria are met:

•                  The assets or disposal groups represent a separate major line of business or geographical area of operations;

•                  The assets or disposal groups are part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations; or

•                  The assets or disposal groups are a subsidiary acquired solely for the purpose of resale.

Assets or disposal groups that meet these criteria are measured at the lower of carrying amount and fair value less costs to sell. The assets and liabilities of the disposal group are presented separately on the face of the consolidated statements of financial position as a single asset and a single liability, respectively. The comparative period consolidated statements of financial position are not restated.

When the fair value less costs to sell of a disposal group is lower than the carrying amount at the time of classification as held for sale, the resulting impairment is recognized in the consolidated statements of comprehensive income (loss) in that period. A gain for any subsequent increase in fair value less costs to sell of a disposal group is recognized, but not in excess of the cumulative impairment loss.

Non-current assets held for sale are not depreciated or amortized. Interest and other expenses attributable to the liabilities of a disposal group are recognized.

The results of discontinued operations are shown separately in the consolidated statements of comprehensive income (loss) and cash flow, and comparative figures are restated. When the sale is expected to occur beyond one year, the costs to sell are measured at their present value. Any increase in the present value of the costs to sell arising from the passage of time is presented as a financing expense.

2.4 Statements of cash flow

The Corporation presents interest paid and received as an operating activity in the consolidated statements of cash flow. Dividends paid are presented as a financing activity and dividends received are presented as an operating activity in the consolidated statements of cash flow.  The Corporation presents the consolidated statements of cash flow using the indirect method.

2.5 Basis of segmented disclosure

When determining its reportable segments, the Corporation considers qualitative factors, such as operations that offer distinct products and services and are considered to be significant by the Chief Operating Decision Maker, identified as the senior executive team. The Corporation also considers quantitative thresholds when determining reportable segments, such as if revenue, earnings (loss) or assets are greater than 10% of the total consolidated revenue, net earnings (loss), or assets of all the reportable segments, respectively. Operating segments that share similar economic characteristics are aggregated to form a single reportable segment. The reportable segments’ financial results are reviewed by the senior executive team.

•                  The Moa JV and Fort Site segment is comprised of mining, processing and refining activities of nickel and cobalt at the Moa Joint Venture in Cuba and Canada and includes the production and sale of agricultural fertilizers at its operations in Fort Saskatchewan.

•                  The Ambatovy JV segment represents the Ambatovy Joint Venture’s integrated nickel and cobalt facility in Madagascar.

•                  The Metals Other segment is comprised of businesses established to buy, market and sell certain of Ambatovy Joint Venture’s and Moa Joint Venture’s nickel production.

•                  The Oil and Gas segment includes the oil and gas operations in Cuba as well as the exploration and development of oil and gas in Cuba, Spain and Pakistan.

•                  The Power segment includes the operations in Cuba, which construct and operate electricity generating plants that provide electricity in Cuba, and includes an electricity generating plant in Madagascar.

•                  The Corporate and Other segment is comprised of the metallurgical technology business, management of cash and short-term investments, general corporate activities and wholly-owned subsidiaries of the Corporation established to finance the Ambatovy Joint Venture.

2.6 Revenue recognition

Revenue from the sale of goods is recognized when the Corporation has transferred to the buyer the significant risks and rewards of ownership of the goods, the Corporation retains neither continuing managerial involvement nor effective control over the goods sold, the amount of revenue can be measured reliably, it is probable that the economic benefits associated with the transaction will flow to the Corporation, and the costs incurred or to be incurred in respect of the transaction can be measured reliably. Revenue from a contract to provide services is recognized by reference to the stage of completion of the contract.

Metals

In Metals, these criteria are generally met when the transfer of ownership, as specified in the sales contract, is fulfilled, which is upon shipment or delivery to destination.

Certain Metals product sales are provisionally priced, with the selling price subject to final adjustment at the end of a quotation period, in accordance with the terms of the sale. The quotation period is normally within 90 days after shipment to the customer, and final pricing is based on a reference price established at the end of the quotation period.

Revenue from provisionally priced sales is initially recorded at the estimated fair value of the consideration that is expected to be ultimately received based on forecast reference prices. At each reporting date, all outstanding receivables originating from provisionally priced sales are marked-to-market based on a forecast of reference prices at that time. The adjustment to accounts receivable is recorded as an adjustment to sales revenue. Provisional pricing is only used in the pricing of nickel and cobalt sales for which reference prices are established in a freely traded and active market.

Oil and Gas

In Oil and Gas, these criteria are met at the time of production based on the Corporation’s working interest. In Cuba, all oil production is sold to the Cuban government and, accordingly, delivery coincides with production. The Corporation is allocated a share of Cuban oil production pursuant to its production-sharing contracts.

Notes to the consolidated financial statements

Revenue from cost recovery oil, up to the total recoverable costs incurred in connection with oil activities, is recognized when entitlement to the cost recovery oil component of production is established. The production-sharing contracts limit cost recovery oil to a maximum percentage of total production in a calendar quarter, ranging generally between 50% and 60% of total production. Revenue from profit oil represents the Corporation’s share of oil production after cost recovery oil production is deducted. Recoverable costs that do not provide cost recovery oil entitlements in the current period are included in the determination of cost recovery oil entitlements, and thus revenue, in future periods.

Power

Substantially all of Power’s revenue is from agencies of the Government of Cuba, with the revenue recognition criteria met at the time electricity is delivered or services are performed.

The facilities located in Boca de Jaruco and Puerto Escondido, Cuba operate under a service concession arrangement.  In accordance with the accounting guidance for service concession arrangements, Power revenue on operational facilities is recognized at the time electricity is delivered or services are performed, and construction revenue is recorded during periods of new construction, enhancement or upgrade activities. The construction revenue relates to the exchange transaction whereby the Corporation provides design, construction and operating services at Boca de Jaruco or Puerto Escondido in return for the right to charge the Government of Cuba for the future supply of electricity.

The facilities located in Varadero, Cuba and in Madagascar operate under lease arrangements, whereby the Corporation is the lessor. All operating lease revenue related to the Varadero facility is contingent on the amount of electricity produced or services rendered and is recognized when lease payments become due.

2.7 Foreign currency translation

The consolidated financial statements are presented in Canadian dollars, the Corporation’s functional and presentation currency.

Translation of foreign entities

The functional currency for each of the Corporation’s subsidiaries, joint arrangements and associate is the currency of the primary economic environment in which it operates. Operations with foreign functional currencies are translated into the Corporation’s presentation currency in the following manner:

•                  Monetary and non-monetary assets and liabilities are translated at the spot exchange rate in effect at the reporting date;

•                  Revenue and expense items (including depletion, depreciation and amortization) are translated at average rates of exchange prevailing during the period, which approximate the exchange rates on the transaction dates;

•                  Impairment of assets are translated at the prevailing rate of exchange on the date of the impairment recognition, and;

•                  Exchange gains and losses that result from translation are recognized as a foreign currency translation adjustment in accumulated foreign currency translation reserve.

Translation of transactions and balances

Operations with transactions in currencies other than the entity’s functional currency are recognized at the rates of exchange prevailing at the date of the transaction as follows:

•                  Monetary assets and liabilities are translated at current rates of exchange with the resulting gains or losses recognized within financing expense in the consolidated statements of comprehensive income (loss);

•                  Non-monetary items are translated at historical exchange rates; and

•                  Revenue and expense items are translated at the average rates of exchange, except depletion, depreciation and amortization, which are translated at the rates of exchange applicable to the related assets, with any gains or losses recognized within financing expense in the consolidated statements of comprehensive income (loss).

2.8 Property, plant and equipment

Property, plant and equipment include acquisition costs, capitalized development costs and pre-production expenditures that are recorded at cost less accumulated depreciation and accumulated impairment losses. Costs of property, plant and equipment are incurred while construction is in progress and before the commencement of commercial production. Once the construction of an asset is substantially complete, and the asset is ready for its intended use, these costs are depreciated.

Plant and equipment

Plant and equipment include assets under construction, equipment and processing, refining, power generation and other manufacturing facilities.

The Corporation recognizes major long-term spare parts and standby equipment as plant and equipment when the parts and equipment are significant and are expected to be used over a period greater than a year. Major inspections and overhauls required at regular intervals over the useful life of an item of plant and equipment are recognized in the carrying amount of the related item if the inspection or overhaul provides benefit exceeding one year.

Plant and equipment are depreciated using the straight-line method based on estimated useful lives, once the assets are available for use. Plant and equipment may have components with different useful lives. Depreciation is calculated based on each individual component’s useful life. New components are capitalized to the extent that they meet the recognition criteria of an asset. The carrying amount of the replaced component is derecognized, and any gain/loss is included in net earnings (loss). If the carrying amount of the replaced component is not known, it is estimated based on the cost of the new component less estimated depreciation. The useful lives of the Corporation’s plant and equipment are as follows:

Buildings and refineries	5 to 40 years
Machinery and equipment	3 to 50 years
Office equipment	3 to 35 years
Fixtures and fittings	3 to 35 years
Assets under construction	not depreciated during development period

Oil and Gas properties

Oil and Gas properties include acquisition costs and development costs related to properties in production, under development and held for future development. Ongoing pre-development costs relating to properties held for future development are capitalized as incurred. Development costs incurred to access reserves at producing properties and properties under development are capitalized and are depreciated on a unit-of-production basis over the life of such reserves. Reserves are measured based on proven and probable reserves.

Capitalization of borrowing costs

Borrowing costs on funds directly attributable to finance the acquisition, construction or production of a qualifying asset are capitalized until such time as substantially all the activities necessary to prepare the qualifying asset for its intended use or sale are complete. A qualifying asset is one that takes a substantial period of time to prepare the asset for its intended use. Where money borrowed specifically to finance a project is invested to earn interest income, the income generated is also capitalized to reduce the total capitalized borrowing costs.

Where the funds used to finance a project form part of general borrowings, interest is capitalized based on the weighted-average interest rate applicable to the general borrowings outstanding during the period of construction.

Derecognition

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the item) is included in net earnings (loss) in the period the item is derecognized.

2.9 Leases

Leases of property, plant and equipment are classified as finance leases when the lessee retains substantially all the risks and rewards of ownership. Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases.

Corporation as a lessee

Finance leases are recognized at the lower of the fair value of the leased property and the present value of the minimum lease payments. The corresponding lease obligations, net of finance charges, are recorded as interest-bearing liabilities. Each lease payment is allocated between the liability and finance cost when paid.

Operating lease payments (net of any amortization of incentives) are expensed as incurred. Incentives received from the lessor to enter into an operating lease are capitalized and depreciated over the life of the lease.

Notes to the consolidated financial statements

Corporation as a lessor

Rental Income from operating leases is recognized on a straight-line basis over the term of the relevant lease. Contingent rental income is recognised as revenue in the period in which it is earned. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognised over the lease term on the same basis as rental income.

Determining whether an arrangement contains a lease

The Corporation determines whether a lease exists at the inception of an arrangement. A lease exists when one party is effectively granted control of a specific asset over the term of the arrangement.

At inception or upon reassessment of arrangements containing leases, the Corporation separates payments and other consideration required related to lease payments from those related to other goods or services using relative fair value or other estimation techniques.

2.10 Overburden removal costs

The costs of removing overburden to access mineral reserves at producing mines, referred to as stripping costs, are accounted for as variable production costs to be included in the cost of inventory, unless overburden removal creates economic benefit beyond providing access to the underlying reserve, in which case these costs are capitalized and depreciated using the units-of-production basis to cost of sales over the life of the related mineral reserves.

2.11 Intangible assets

Intangible assets are developed internally or acquired as part of a business combination. Internally generated assets are recognized at cost and primarily arise as a result of exploration and evaluation activity and service concession arrangements. Intangible assets acquired as part of a business combination are recognized separately from goodwill, if the asset is separable or arises from contractual or legal rights, and are initially recorded at their acquisition date fair value.

The useful lives of intangible assets are assessed as either finite or indefinite.

Intangible assets with a finite life are amortized over their useful economic lives on a straight-line or units-of-production basis, as appropriate. The amortization expense is included in cost of sales unless otherwise noted. Intangible assets that are not yet ready for use are not amortized until put into use.

Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually, either individually or at the cash-generating unit level. The Corporation has no identifiable intangible assets for which the expected useful life is indefinite.

Exploration and evaluation

Exploration and evaluation (E&E) expenditures are measured using the cost model and generally include the costs of licenses, technical services and studies, seismic studies, exploration drilling and testing, and directly attributable overhead and administration expenses including remuneration of operating personnel and supervisory management. These costs do not include general prospecting or evaluation costs incurred prior to having obtained the rights to explore an area, which are expensed as they are incurred.

E&E expenditures related to Oil and Gas properties are capitalized and carried forward until technical feasibility and commercial viability of extracting the resource is established. The technical feasibility and commercial viability is established when economic quantities of proven and/or probable reserves are determined to exist, at which point the E&E assets attributable to those reserves are reviewed for impairment before being transferred to property, plant and equipment.

Service concession arrangements

Service concession arrangements are contracts between private sector and government entities and can involve the construction, operation or upgrading of public infrastructure.  Service concession arrangements can be classified as financial assets (where the operator has an unconditional right to receive a specified amount of cash or other financial asset over the life of the arrangement) or intangible assets (where the operator’s future cash flows are not specified).

Through its interest in Energas, the Corporation has been contracted to design, construct and operate electrical generating facilities at Boca de Jaruco and Puerto Escondido, Cuba, on behalf of the Cuban government. The sale price of electricity is contractually fixed, but decreases after loans provided by the Corporation to fund the construction are fully repaid. Ownership of these facilities will be transferred to the Cuban government for nil consideration at the end of the contract term which ends in 2023. Energas bears the demand risk on revenues related to assets covered under service concession arrangements as receipts are based on usage rather than an unconditional right to receive cash.  As a result, the Boca de Jaruco and Puerto Escondido assets have been classified as intangible assets and represent the Corporation’s right to charge the Government of Cuba for future electricity and by-products delivered.

During periods of new construction, enhancement or upgrade activities, the Corporation records a new intangible asset and a corresponding construction revenue amount to reflect the right to charge the Cuban government for an incremental future supply of electricity.  The construction expenses relating to the new construction activity are expensed as incurred. The net result of the construction activity is a nil impact to net earnings. Once operational, the carrying amount of the new service concession intangible asset, including capitalized interest, is amortized on a straight-line basis over the remaining contract term.

Repair, maintenance and replacement costs incurred in relation to service concession intangible assets are expensed as incurred.

Amortization

The following intangible assets are amortized on a straight-line basis over the following estimated useful lives:

Service concession arrangements	12 years
Exploration and evaluation	not amortized during development period

2.12 Impairment of non-financial assets

The Corporation assesses the carrying amount of non-financial assets including property, plant and equipment and intangible assets at each reporting date to determine whether there is any indication of impairment. Internal factors, such as budgets and forecasts, as well as external factors, such as expected future prices, costs and other market factors are also monitored to determine if indications of impairment exist.

An impairment loss is the amount equal to the excess of the carrying amount over the recoverable amount. The recoverable amount takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use.  To achieve this, the recoverable amount is the higher of value in use (being the net present value of expected pre-tax future cash flows of the relevant asset) and fair value less costs to sell the asset(s).

Impairment is assessed at the cash-generating unit (CGU) level. A CGU is the smallest identifiable group of assets that generates cash inflows largely independent of the cash inflows from other assets or group of assets. The assets of the corporate head office are allocated on a reasonable and consistent basis to CGUs or groups of CGUs.

If, after the Corporation has previously recognized an impairment loss, circumstances indicate that the recoverable amount of the impaired assets is greater than the carrying amount, the Corporation reverses the impairment loss by the amount the revised recoverable amount exceeds its carrying amount, to a maximum of the previous impairment loss. In no case shall the revised carrying amount exceed the original carrying amount, after depreciation or amortization, that would have been determined if no impairment loss had been recognized. An impairment loss or a reversal of an impairment loss is recognized in the consolidated statements of comprehensive income (loss), depending on the nature of the asset.

Exploration and evaluation expenditures at Oil and Gas

Upon determination of proven and probable reserves, the related E&E assets attributable to those reserves are tested for impairment prior to being transferred to property, plant and equipment. Capitalized E&E costs are reviewed and evaluated for impairment at each reporting date for events or changes in circumstances that indicate the carrying amount may not be recoverable from future cash flows of the property.

2.13 Impairment of the investment in an associate and investment in a joint venture

At each reporting date, the Corporation assesses whether there is any indication that the carrying amount of the Corporation’s investment in an associate and investment in a joint venture, including related mineral rights, may be impaired. Significant changes in commodity price forecasts, reserve estimates and production forecasts are examples of factors that could indicate impairment.

Notes to the consolidated financial statements

Impairment is determined as the excess of the carrying amount of the investment in an associate and investment in a joint venture over the recoverable amount (higher of value in use and fair value less costs to sell). The recoverable amount is based on estimated future recoverable production, expected commodity or contracted prices (considering current and historical prices, price trends and related factors), foreign exchange rates, production levels, cash costs of production and environmental rehabilitation costs over the life of mine. Cash flow projections are based on detailed mine plans and independent estimates of critical commodity prices.

2.14 Provisions

Provisions are recognized when the Corporation has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where appropriate, the future cash flow estimates are adjusted to reflect risks specific to the obligation. Where the Corporation expects some or all of a provision to be reimbursed, for example, under an insurance contract, the reimbursement is recognized as a separate asset, but only when the reimbursement is virtually certain. The expense relating to any provision is presented in cost of sales or administrative expenses, depending on the nature of the provision. If the effect of the time value of money is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money. Where discounting is used, the increase in the provision due to the passage of time is recognized as financing expense. A contingent liability is disclosed where the existence of an obligation will only be confirmed by future events or where the amount of the obligation cannot be measured with reasonable reliability. Contingent assets are not recognized, but are disclosed where an inflow of economic benefits is probable.

Environmental rehabilitation

Provisions for environmental rehabilitation include decommissioning and restoration costs when the Corporation has an obligation to dismantle and remove infrastructure and residual materials as well as to restore the disturbed area. Estimated decommissioning and restoration costs are provided for in the accounting period when the obligation arising from the disturbance occurs, whether this occurs during mine development or during the production phase, based on the net present value of estimated future costs. The provision for environmental rehabilitation is reviewed and adjusted each period to reflect developments which could include changes in closure dates, legislation, discount rate or estimated future costs.

The amount recognized as a liability for environmental rehabilitation is calculated as the present value of the estimated future costs determined in accordance with local conditions and requirements. An amount corresponding to the provision is capitalized as part of property, plant and equipment and is depreciated over the life of the corresponding asset. The impact of amortization or unwinding of the discount rate applied in establishing the net present value of the provision is recognized in financing expense. The applicable discount rate is a pre-tax rate that reflects the current market assessment of the time value of money which is determined based on government bond interest rates and inflation rates.

Changes to estimated future costs are recognized in the consolidated statements of financial position by either increasing or decreasing the rehabilitation liability and rehabilitation asset if the initial estimate was originally recognized as part of an asset measured in accordance with IAS 16, “Property, Plant and Equipment”. Any reduction in the rehabilitation liability and therefore any deduction from the rehabilitation asset may not exceed the carrying amount of that asset. If it does, any excess over the carrying amount is taken immediately to cost of sales.

If the change in estimate results in an increase in the rehabilitation provision and therefore an addition to the carrying amount of the asset, the entity is required to consider whether the new carrying amount is recoverable, and whether this is an indication of impairment of the asset as a whole. If indication of impairment of the asset as a whole exists, the Corporation tests for impairment in accordance with IAS 36, “Impairment of Assets”. If the carrying amount of the revised mine assets, net of rehabilitation provisions, exceeds the recoverable value, that portion of the increase is charged directly to cost of sales. For closed sites, changes to estimated costs are recognized immediately in cost of sales. Also, rehabilitation obligations that arise as a result of the production phase of a mine are expensed as incurred.

Where rehabilitation is conducted systematically over the life of the operation, rather than at the time of closure, provision is made for the estimated cost of outstanding rehabilitation work at each statement of financial position date and any increase in overall cost is expensed.

2.15 Income taxes

The income tax expense or benefit for the reporting period consists of two components: current and deferred taxes.

The current income tax payable or recoverable is calculated using the tax rates and legislation that have been enacted or substantively enacted at each reporting date in each of the jurisdictions and includes any adjustments for taxes payable or recoverable in respect of prior periods.

Current tax assets and liabilities are offset when they relate to the same jurisdiction, the entity has a legally enforceable right to offset and intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Deferred tax assets and liabilities are determined using the statement of financial position liability method based on temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and their tax bases. In calculating the deferred tax assets and liabilities, the tax rates used are those that have been enacted or substantively enacted by each reporting date in each of the jurisdictions and that are expected to apply when the assets are recovered or the liabilities are settled. Deferred income tax assets and liabilities are presented as non-current.

Deferred tax liabilities are recognized on all taxable temporary differences, and deferred tax assets are recognized on all deductible temporary differences, carryforward of unused tax losses and carryforward of unused tax credits, with the exception of the following items:

•                  Temporary differences associated with investments in subsidiaries, associates and interests in joint ventures where the Corporation is able to control the timing of the reversal of temporary differences and such reversals are not probable in the foreseeable future;

•                  Temporary differences that arise on the initial recognition of assets and liabilities in a transaction that is not a business combination and has no impact on either accounting profit or taxable profit; and

•                  Deferred tax assets are only recognized to the extent that it is probable that sufficient taxable profits exist in future periods against which the deductible temporary differences can be utilized.

The probability that sufficient taxable profits exist in future periods against which the deferred tax assets can be utilized is reassessed at each reporting date. The amount of deferred tax assets recognized is adjusted accordingly.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities where they relate to income taxes levied by the same taxation authority on the same taxable entity and where the Corporation has the legal right to offset them.

Current and deferred taxes that relate to items recognized directly in equity are also recognized in equity. All other taxes are recognized in income tax expense in the consolidated statements of comprehensive income (loss).

2.16 Stock-based compensation

The Corporation operates a number of equity-settled and cash-settled share-based compensation plans under which it issues equity instruments of the Corporation or makes cash payments based on the value of the underlying equity instrument of the Corporation to directors, officers and employees in exchange for services.

The Corporation’s equity-settled compensation plans include the stock options plan and the Restricted Stock Plan (“RSP”). RSP obligations are settled by the purchase of shares on the open market. Equity-settled stock options obligations are settled by the issuance of shares from treasury. The fair value of the RSP obligation is measured as the value at which the shares are purchased on the market. The fair value of grants issued under the stock options plan are determined at the date of grant using the Black-Scholes option valuation model. They are only re-measured if there is a modification to the terms of the option, such as a change in exercise price or legal life. The fair value of the equity-settled compensation plans is recognized as an expense over the expected vesting period with a corresponding entry to shareholders’ equity.

The Corporation’s cash-settled share plans, including stock options with tandem stock appreciation rights (“Options with Tandem SARs”), Restricted Share Units (“RSUs”) and Deferred Share Units (“DSUs”) are recognized as liabilities at the date of grant.

The fair value of the liability of the Options with Tandem SARs is determined based on the application of the Black-Scholes option valuation model at the date granted and expensed over the vesting period of the awards based on management’s estimate of the number of shares expected to vest. Projections are reviewed at each reporting date up to the vesting date to reflect management’s best estimates and adjusted as required. Movements in the liability between reporting dates are recognized as an adjustment to the liability and an offsetting expense or recovery. At each reporting date until settlement, the fair value of the awards is re-measured based on revised pricing parameters of the model based on market conditions at the reporting date and estimates of forfeiture rates. Options with Tandem SARs permit awards to be settled in shares. If this occurs, the liability is transferred directly to equity as part of the consideration for the equity instruments issued.

Notes to the consolidated financial statements

The fair value of the RSU liability at the date of grant and at each subsequent reporting date until settlement is based on the market value of the Corporation’s shares. If the Corporation’s share price changes between reporting dates then the fair value of the RSU liability is adjusted and an offsetting expense or recovery is recognized in the statement of comprehensive income (loss). The adjusted fair value of the RSU liability is then amortized over the remaining vesting period.  For RSUs issued with performance requirements, the fair value at the date of grant and at each subsequent reporting date until settlement is based on performance metrics which are defined at the time of issuance and on the market value of the Corporation’s shares with the liability expensed over the vesting period.  Adjustments recorded are amortized over the remaining vesting period.

The fair value of DSUs at the date of grant and at each subsequent reporting date until settlement is based on the market value of the shares with the liability expensed over the vesting period. Movements in the liability between reporting dates are recognized as an adjustment to the liability and an offsetting expense or recovery. The adjustment amount is amortized over the remaining vesting period.

2.17 Financial Instruments

Management determines the classification of financial assets and financial liabilities at initial recognition and, except in very limited circumstances, the classification is not changed subsequent to initial recognition. The classification depends on the purpose for which the financial instruments were acquired, their characteristics and/or management’s intent. Transaction costs with respect to instruments not classified as fair value through profit or loss are recognized as an adjustment to the cost of the underlying instruments and amortized using the effective interest method.

The Corporation’s financial instruments were classified in the following categories:

Financial assets

Financial assets, measured at fair value through profit or loss:

•                  Restricted cash; cash equivalents; short-term investments; provisionally priced sales.

Loans and receivables, measured at amortized cost:

•                  Cash on hand and balances at bank; advances and loans receivable; other financial assets; trade accounts receivable.

Financial liabilities

Other financial liabilities, measured at amortized cost:

•                  Trade accounts payable and accrued liabilities; loans and borrowings; other financial liabilities.

Financial assets, measured at fair value through profit or loss

An instrument is classified as fair value through profit or loss if it is held for trading or is designated as such upon initial recognition. A financial asset is classified as fair value through profit or loss if acquired principally for the purpose of selling in the short term or if so designated by management. Financial instruments included in this category are initially recognized at fair value and transaction costs are taken directly to earnings along with gains and losses arising from changes in fair value.

Derivative instruments, including embedded derivatives, are recorded at fair value unless exempted from derivative treatment as normal purchase and sale. All changes in their fair value are recorded in net earnings.

Financial assets and liabilities, measured at amortized cost

Trade accounts receivable are initially recognized at fair value including direct and incremental transaction costs and are subsequently measured at amortized cost reduced for any impairment losses. An allowance for impairment of trade accounts receivable is established when there is objective evidence that an amount will not be collectible or, in the case of long-term receivables, if there is evidence that the amount will not be collectible in accordance with payment terms.

Advances and loans receivable are initially recognized at fair value including direct and incremental transaction costs and are subsequently measured at amortized cost. Interest revenue on advances and loans receivable are recognized using the effective interest method.

Trade accounts payable and accrued liabilities are initially recognized at fair value including direct and incremental transaction costs and are subsequently measured at amortized cost using the effective interest method.

Loans and borrowings include short-term loans and long-term loans. These liabilities are initially recognized at fair value net of transaction costs and are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recorded in financing expense or financing income in the consolidated statements of comprehensive income (loss) over the period of the borrowings using the effective interest method.

Loans and borrowings are classified as a current liability unless the Corporation has an unconditional right to defer settlement for at least 12 months after the consolidated statements of financial position date.

Other financial assets primarily include other loans and receivables. Other financial liabilities primarily include other loans and payables. Other financial assets are initially recognized at fair value net of transaction costs and are subsequently measured at amortized cost. Other financial liabilities are initially recognized at fair value net of transaction costs and are subsequently measured at amortized cost using the effective interest method.

Derecognition of financial assets and liabilities

A financial asset is derecognized when its contractual rights to the cash flows that compose the financial asset expire or substantially all the risks and rewards of the asset are transferred. A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expired. Gains and losses on derecognition are recognized within financing income and financing expense respectively.

Impairment of financial assets, carried at amortized costs

At each reporting date, the Corporation assesses whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is impaired if there is objective evidence that the estimated future cash flows of the financial asset or the group of financial assets have been negatively impacted. Evidence of impairment may include indications that debtors are experiencing financial difficulty, default or delinquency in interest or principal payments, or other observable data which indicates that there is a measurable decrease in the estimated future cash flows.

If an impairment loss has occurred, the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future expected credit losses that have not yet been incurred). The present value of the estimated future cash flows is discounted at the financial asset’s original effective interest rate. If a financial asset has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate.

The carrying amount of the asset is reduced through the use of an allowance account, and the loss is recognized in financing expense. Interest income continues to be accrued on the reduced carrying amount using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of financing income. Loans together with the associated allowance are written off when there is no realistic prospect of future recovery and all collateral has been realized or has been transferred to the Corporation.

If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is increased or reduced by adjusting the allowance account. If an impairment is later recovered, the recovery is credited to financing income.

Financial instrument measurement hierarchy

All financial instruments are required to be measured at fair value on initial recognition. For those financial assets or liabilities measured at fair value at each reporting date, financial instruments and liquidity risk disclosures require a three-level hierarchy that reflects the significance of the inputs used in making the fair value measurements. These levels are defined below:

Level 1:    determined by reference to unadjusted quoted prices in active markets for identical assets and liabilities that the entity can access at the measurement date;

Level 2:    valuations using inputs other than the quoted prices for which all significant inputs are based on observable market data, either directly or indirectly; and

Level 3: valuations using inputs that are not based on observable market data.

The Corporation’s financial instruments subject to the measurement hierarchy are provided in note 16.

Notes to the consolidated financial statements

2.18 Inventories

Raw materials, materials in process and finished products are valued at the lower of average production cost and net realizable value, with cost determined on a moving weighted-average basis. Spare parts and operating materials within inventory are valued at the lower of average cost and net realizable value, and recognized as cost of sales when used.

The cost of inventory includes all costs related to bringing the inventory to its current condition, including mining and processing costs, labour costs, supplies, direct and allocated indirect operating overhead and depreciation expense, where applicable, including allocation of fixed and variable costs.

Write-downs to net realizable value may be reversed, up to the amount previously written down when circumstances support an increased inventory value.

2.19 Government grants

Government grants are not recognized until there is reasonable assurance that the Corporation has complied with the conditions required to receive the grant.

Government grants that are contingent on the Corporation purchasing, constructing or otherwise acquiring non-current assets are recognized as a reduction in the carrying amount of the assets and recognized as a reduction of depreciation within cost of sales or administrative expenses, depending on the nature of the asset, in the consolidated statements of comprehensive income (loss) on a rational basis over the useful lives of the related assets.

Other government grants are recognized as a reduction in the related expense over the periods necessary to match them with the costs for which they are intended to compensate, on a systematic basis. Government grants that are receivable as compensation for expenses or losses already incurred, or for the purpose of giving immediate financial support to the Corporation with no future related costs, are recognized in the consolidated statements of comprehensive income (loss) in the period in which they become receivable.

3.  CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

The preparation of financial statements requires the Corporation’s management to make estimates and assumptions that affect the reported amounts of the assets, liabilities, revenue and expenses reported each period. Each of these estimates varies with respect to the level of judgment involved and the potential impact on the Corporation’s reported financial results. Estimates are deemed critical when the Corporation’s financial condition, change in financial condition or results of operations would be materially impacted by a different estimate or a change in estimate from period to period.

By their nature, these estimates are subject to measurement uncertainty, and changes in these estimates may affect the consolidated financial statements of future periods.

3.1 Critical accounting estimates

Environmental rehabilitation provisions

The Corporation’s operations are subject to environmental regulations in Canada, Cuba, Madagascar and other countries in which the Corporation operates. Many factors such as future changes to environmental laws and regulations, life of mine estimates, the cost and time it will take to rehabilitate the property and discount rates, all affect the carrying amount of environmental rehabilitation provisions. As a result, the actual cost of environmental rehabilitation could be higher than the amounts the Corporation has estimated. For certain operations, actual costs will ultimately be determined after site closure in agreement with predecessor companies.

The environmental rehabilitation provision is assessed quarterly and measured by discounting the expected cash flows. The applicable discount rate is a pre-tax rate that reflects the current market assessment of the time value of money which is determined based on government bond interest rates and inflation rates. The actual rate depends on a number of factors, including the timing of rehabilitation activities that can extend decades into the future and the location of the property.

Reserves for Oil and Gas properties

Reserves are estimates of the amount of product that can be economically and legally extracted from the Corporation’s oil and gas properties. Reserve estimates are an integral component in the determination of the commercial viability of a site, depletion amounts charged to the cost of sales and any impairment analysis.

In calculating reserves, estimates and assumptions are required about a range of geological, technical and economic factors, including quantities, production techniques, production decline rates, production costs, commodity prices and exchange rates. In addition, future changes in regulatory environments, including government levies or changes in the Corporation’s rights to exploit the resource imposed over the producing life of the reserves may also significantly impact estimates.

All of the oil and gas reserves have been evaluated in accordance with National Instrument 51-101, Standards of Disclosure for Oil and Gas Activities.

Property, plant and equipment

Property, plant and equipment is the largest component of the Corporation’s assets and, as such, the capitalization of costs, the determination of estimated recoverable amounts and the depletion and depreciation of these assets have a significant impact on the Corporation’s financial results.

Certain assets are depreciated using a units-of-production basis, which involves the estimation of recoverable reserves in determining the depletion and/or depreciation rates of the specific assets. Each item’s life, which is assessed annually, is assessed for both its physical life limitations and the economic recoverable reserves of the property at which the asset is located.

For those assets depreciated on a straight-line basis, management estimates the useful life of the assets and their components, which in certain cases may be based on an estimate of the producing life of the property. These assessments require the use of estimates and assumptions including market conditions at the end of the asset’s useful life, costs of decommissioning the asset and the amount of recoverable reserves.

Asset useful lives and residual values are re-evaluated at each reporting date.

Income taxes

The Corporation operates in a number of industries in several tax jurisdictions and, consequently, its income is subject to various rates and rules of taxation. As a result, the Corporation’s effective tax rate may vary significantly from the Canadian statutory tax rate depending upon the profitability of operations in the different jurisdictions.

The Corporation calculates deferred income taxes based upon temporary differences between the assets and liabilities that are reported in its consolidated financial statements and their tax bases as determined under applicable tax legislation. The Corporation records deferred income tax assets when it determines that it is probable that such assets will be realized.

The future realization of deferred tax assets can be affected by many factors, including current and future economic conditions, net realizable sale prices, production rates and production costs, and can either be increased or decreased where, in the view of management, such change is warranted.

3.2 Critical accounting judgments

Interests in other entities

As part of its process in determining the classification of its interests in other entities, the Corporation applies judgment in interpreting these interests such as: (i) the determination of the level of control or significant influence held by the Corporation; (ii) the legal structure and contractual terms of the arrangement; (iii) concluding whether the Corporation has rights to assets and liabilities or to net assets of the arrangement; and (iv) when relevant, other facts and circumstances. The Corporation has determined that Energas S.A. and its Oil and Gas production-sharing contracts represent joint operations while the Moa Joint Venture represents a joint venture as described in IFRS 11, “Joint Arrangements”.  The Corporation has concluded that the Ambatovy Joint Venture represents an investment in associate as described in IAS 28, “Investments in Associates and Joint Ventures”.  All other interests in other entities have been determined to be subsidiaries as described in IFRS 10, “Consolidated Financial Statements”.

Notes to the consolidated financial statements

Aggregation of segments

The Corporation applies judgment in aggregating operating segments into a reportable segment.  Aggregation occurs when the operating segments have similar economic characteristics, and have similar (a) products and services; (b) production processes; (c) type or class of customer for their products and services; (d) methods used to distribute their products or provide their services; and (e) nature of the regulatory environment, if applicable. In the fourth quarter of 2015, the Corporation changed its approach of aggregating the Ambatovy Joint Venture operating segment, including a wholly-owned subsidiary (“Metals Other”) established to buy, market and sell certain Ambatovy nickel production, and the Moa Joint Venture operating segment, including operations in Fort Saskatchewan. The Corporation now discloses the Ambatovy Joint Venture, the Moa Joint Venture and Fort Saskatchewan, and the Metals Other operating segments as three separate reportable segments. This new segment disclosure is aligned with current information reviewed by the Chief Operating Decision Maker.  The Corporation has revised the December 31, 2014 comparative information in note 5 to be consistent with this new segment presentation. This change does not impact the aggregated total within note 5 for the year ended December 31, 2014.

Property, plant and equipment

Management uses the best available information to determine when a development project reaches commercial viability which is generally based on management’s assessment of when economic quantities of proven and/or probable reserves are determined to exist and the point at which future costs incurred to develop a mine on the property are capitalized. Management also uses the best available information to determine when a project achieves commercial production, the stage at which pre-production costs cease to be capitalized. Commercial production at the Ambatovy Joint Venture was defined as 70% of ore throughput of nameplate capacity in the Pressure Acid Leach (PAL) circuit on average over a thirty-day period. The Corporation declared commercial production at the Ambatovy Joint Venture in January 2014 and began recognizing its share of earnings (losses) from Ambatovy beginning February 1, 2014.

For assets under construction, management assesses the stage of each construction project to determine when a project is commercially viable. The criteria used to assess commercial viability are dependent upon the nature of each construction project and include factors such as the asset purpose, complexity of a project and its location, the level of capital expenditure compared to the construction cost estimates, completion of a reasonable period of testing of the mine plant and equipment, ability to produce the commodity in saleable form (within specifications), and ability to sustain ongoing production of the commodity.

Asset impairment

The Corporation assesses the carrying amount of non-financial assets including investment in a joint venture, property, plant and equipment and intangible assets subject to depreciation and amortization at each reporting date to determine whether there are any indicators that the carrying amount of the assets may be impaired or require a reversal of impairment. Impairment is assessed at the CGU level and the determination of CGUs is an area of judgment.

For purposes of determining fair value, management assesses the recoverable amount of the asset using the net present value of expected future cash flows. Projections of future cash flows are based on factors relevant to the asset and could include estimated recoverable production, commodity or contracted prices, foreign exchange rates, production levels, cash costs of production, capital and reclamation costs. Projections inherently require assumptions and judgments to be made about each of the factors affecting future cash flows. Changes in any of these assumptions or judgments could result in a significant difference between the carrying amount and fair value of these assets. Where necessary, management engages qualified third-party professionals to assist in the determination of fair values.

Measuring the recoverable amount of the Corporation’s interest in the Ambatovy Joint Venture

The Corporation accounts for its interest in the Ambatovy Joint Venture using the equity method. The Corporation assesses the carrying amount of its investment at each reporting date to determine whether there are any indicators that the carrying amount of the investment may be impaired.

For purposes of determining the recoverable amount of its interest in the Ambatovy Joint Venture, management calculates the net present value of expected future cash flows. Projections of future cash flows are based on factors relevant to Ambatovy’s operations and could include estimated recoverable production, commodity or contracted prices, foreign exchange rates, production levels, cash costs of production, capital and reclamation costs. Projections inherently require assumptions and judgments to be made about each of the factors affecting future cash flows. The determination of the recoverable amount involves a detailed review of Ambatovy’s life of mine model and the determination of a weighted average cost of capital among other critical factors.

Changes in any of these assumptions or judgments could result in a significant difference between the carrying amount and the recoverable amount of this asset.  Where necessary, management engages qualified third-party professionals to assist in the determination of recoverable amounts.

Overburden removal costs

Overburden removal costs are capitalized and depreciated over the useful lives when the overburden removal activity can be shown to create value beyond providing access to the underlying reserve. In many cases, this determination is a matter of judgment.

Exploration and evaluation

Management must make estimates and assumptions when determining when to transfer E&E expenditures from intangible asset to property, plant and equipment, which is normally at the time when commercial viability is achieved.  Assessing commercial viability requires management to make certain estimates and assumptions as to future events and circumstances, in particular whether an economically viable operation can be established. Any such estimates and assumptions may change as new information becomes available. If after having capitalized the expenditure, a decision is made that recovery of the expenditure is unlikely, the amount capitalized is recognized in cost of sales in the consolidated statements of comprehensive income (loss).

Income taxes

In determining whether it is probable that a deferred tax asset will be realized, management reviews the timing of expected reversals of taxable temporary differences, the estimates of future taxable income and prudent and feasible tax planning that could be implemented. Significant judgment may be involved in determining the timing of expected reversals of temporary differences.

Arrangements containing a lease

The Corporation determined that the Power facilities in Varadero, Cuba and Madagascar are subject to operating lease arrangements. The Corporation applies judgment in interpreting these arrangements such as determining which assets are specified in an arrangement, determining whether a right to use a specified asset has been conveyed and if relative fair value or another estimation technique to separate lease payments from payments for other goods or services should be used. The Corporation also uses judgment in applying accounting guidance to determine whether these leases are operating or finance leases.

Service concession arrangements

The Corporation determined that the contract terms regarding the Boca de Jaruco and Puerto Escondido, Cuba, facilities operated by Energas represent service concession arrangements as described in IFRIC 12, “Service concession arrangements” (IFRIC 12). The Corporation uses judgment to determine whether the grantor sets elements of the services provided by the operator, whether the grantor retains any significant ownership interest in the infrastructure at the end of the agreement, and to determine the classification of the service concession asset as either a financial asset or intangible asset.

4.  ACCOUNTING PRONOUNCEMENTS

4.1 Adoption of new and amended accounting pronouncements

In fiscal 2015, there have been no new or amended accounting pronouncements that have had a material impact on the Corporation’s consolidated financial statements.

4.2 Accounting pronouncements issued but not yet effective

IFRS 9 — Financial instruments

IFRS 9, “Financial instruments” (IFRS 9) was issued by the IASB on July 24, 2014 and will replace IAS 39, “Financial instruments: recognition and measurement” (IAS 39). IFRS 9 utilizes a single approach to determine whether a financial asset is measured at amortized cost or fair value and a new mixed measurement model for debt instruments having only two categories: amortized cost and fair value. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets.  Final amendments released on July 24, 2014 also introduce a new expected loss impairment model and limited changes to the classification and measurement requirements for financial assets. IFRS 9 is effective for annual periods beginning on or after January 1, 2018. The Corporation is currently evaluating the impact of this standard and amendments on its consolidated financial statements.

Notes to the consolidated financial statements

IFRS 11 — Joint Arrangements

IFRS 11, “Joint Arrangements” (IFRS 11) was amended by the IASB on May 6, 2014.  The amendments add new guidance on how to account for the acquisition of an interest in a joint operation that constitutes a business. The amendments are effective for annual periods beginning on or after January 1, 2016. The adoption of these amendments is not expected to have a material impact on the Corporation’s consolidated financial statements.

IFRS 15 - Revenue from Contracts with Customers

IFRS 15, “Revenue from Contracts and Customers” (IFRS 15) was issued by the IASB on May 28, 2014, and will replace IAS 18, “Revenue”, IAS 11, “Construction Contracts”, and related interpretations on revenue. IFRS 15 sets out the requirements for recognizing revenue that apply to all contracts with customers, except for contracts that are within the scope of the standards on leases, insurance contracts and financial instruments. IFRS 15 uses a control based approach to recognize revenue which is a change from the risk and reward approach under the current standard. Companies can elect to use either a full or modified retrospective approach when adopting this standard and it is effective for annual periods beginning on or after January 1, 2018. The Corporation is currently evaluating the impact of IFRS 15 on its consolidated financial statements.

IFRS 16 — Leases

IFRS 16, “Leases” (IFRS 16) was issued by the IASB on January 13, 2016, and will replace IAS 17, “Leases”. IFRS 16 will bring most leases on-balance sheet for lessees under a single model, eliminating the distinction between operating and financing leases. Lessor accounting however remains largely unchanged and the distinction between operating and finance leases is retained. The new standard is effective for annual periods beginning on or after January 1, 2019 with early adoption permitted if IFRS 15 has also been applied.  The Corporation is currently evaluating the impact of IFRS 16 on its consolidated financial statements.

IAS 1 — Presentation of Financial Statements

IAS 1, “Presentation of Financial Statements” (IAS 1) was amended by the IASB on December 18, 2014.  The amendments to IAS 1 give guidance on how to apply the concept of materiality in practice. The amendments are effective for annual periods beginning on or after January 1, 2016. The adoption of these amendments is not expected to have a material impact on the Corporation’s consolidated financial statements.

IAS 16 — Property, Plant and Equipment

IAS 16, “Property, Plant, and Equipment” (IAS 16) was amended by the IASB on May 12, 2014.  The amendments to IAS 16 clarify that the use of revenue-based methods to determine the depreciation of an asset is not appropriate. However, the amendments provide limited circumstances when a revenue-based method can be an appropriate basis for amortization. The amendments are effective for annual periods beginning on or after January 1, 2016. The adoption of these amendments is not expected to have an impact on the Corporation’s consolidated financial statements.

IAS 38 — Intangible Assets

IAS 38, “Intangible Assets” (IAS 38) was amended by the IASB on May 12, 2014.  The amendments to IAS 38 clarify that an amortization method based on revenue is generally presumed to be an inappropriate basis for measuring the consumption of the economic benefits embodied in an intangible asset. However, the amendments provide limited circumstances when a revenue-based method can be an appropriate basis for amortization. The amendments are effective for annual periods beginning on or after January 1, 2016. The adoption of these amendments is not expected to have an impact on the Corporation’s consolidated financial statements.

5.  SEGMENTED INFORMATION

Business segments

Canadian $ millions, for the year ended December 31								2015
	Metals						Adjustments for
	Moa JV and	Ambatovy		Oil and		Corporate	Joint Venture
	Fort Site(1)	JV(2)	Other(3)	Gas	Power	and Other(4)	and Associate(5)	Total

Revenue	$412.6	$332.0	$60.5	$162.6	$52.7	$2.3	$(686.8)	$335.9
Cost of sales	(410.9)	(558.4)	(58.8)	(146.9)	(52.6)	(5.2)	914.7	(318.1)
Administrative expenses	(6.1)	(24.6)	(1.2)	(6.7)	(3.8)	(32.1)	28.1	(46.4)
Impairment of Ambatovy JV assets(7)	—	(1,683.1)	—	—	—	—	1,683.1	—
Impairment of Oil assets	—	—	—	(80.6)	—	—	—	(80.6)
Gain on sale of Corporate assets	—	—	—	—	—	19.1	—	19.1
Share of loss of an associate, net of tax	—	—	—	—	—	—	(1,876.7)	(1,876.7)
Share of loss of a joint venture, net of tax	—	—	—	—	—	—	(11.8)	(11.8)
(Loss) earnings from operations, associate and joint venture	(4.4)	(1,934.1)	0.5	(71.6)	(3.7)	(15.9)	50.6	(1,978.6)
Financing income								75.5
Financing expense								(204.5)
Net finance expense								(129.0)
Loss before tax								(2,107.6)
Income tax recovery								35.9
Net loss from continuing operations								(2,071.7)
Loss from discontinued operations, net of tax (note 13)								(5.0)
Net loss for the year								(2,076.7)

Supplementary information
Depletion, depreciation and amortization	$45.2	$202.2	$—	$72.9	$33.7	$2.9	$(237.7)	$119.2
Property, plant and equipment expenditures	62.4	36.1	—	57.9	4.4	3.3	(85.1)	79.0
Intangible asset expenditures	—	—	—	1.4	—	—	—	1.4

Canadian $ millions, as at December 31								2015
Non-current assets(6)	$772.0	$2,815.9	$—	$147.6	$199.6	$11.0	$(3,440.2)	$505.9
Total assets	1,039.8	3,044.1	12.2	1,219.5	548.6	913.8	(2,688.0)	4,090.0

Notes to the consolidated financial statements

Canadian $ millions, for the year ended December 31								2014
	Metals						Adjustments for
	Moa JV and	Ambatovy		Oil and		Corporate	Joint Venture
	Fort Site(1)	JV(2)	Other(3)	Gas	Power	and Other(4)	and Associate(5)	Total

Revenue	$457.4	$291.8	$64.6	$269.3	$49.0	$4.2	$(680.7)	$455.6
Cost of sales	(407.4)	(424.3)	(62.8)	(150.0)	(37.1)	(9.5)	773.1	(318.0)
Administrative expenses	(9.3)	(25.9)	(0.5)	(7.8)	(7.3)	(43.6)	31.0	(63.4)
Gain on sale of Corporate assets	—	—	—	—	—	3.3	—	3.3
Gain on arbitration settlement	—	—	—	—	—	14.1	—	14.1
Restructuring expense	(1.7)	—	—	(0.8)	(0.3)	(5.7)	1.0	(7.5)
Share of loss of an associate, net of tax	—	—	—	—	—	—	(205.4)	(205.4)
Share of earnings of a joint venture, net of tax	—	—	—	—	—	—	9.4	9.4
Earnings (loss) from operations, associate and joint venture	39.0	(158.4)	1.3	110.7	4.3	(37.2)	(71.6)	(111.9)
Financing income								67.7
Financing expense								(228.9)
Net finance expense								(161.2)
Loss before tax								(273.1)
Income tax expense								(45.4)
Net loss from continuing operations								(318.5)
Earnings from discontinued operations, net of tax (note 13)								28.5
Net loss for the year								(290.0)

Supplementary information
Depletion, depreciation and amortization	$39.1	$152.9	$(0.6)	$66.6	$20.5	$3.9	$(181.0)	$101.4
Property, plant and equipment expenditures	41.4	50.3	—	62.0	3.7	0.6	(77.2)	80.8
Intangible asset expenditures	—	—	—	0.8	0.7	—	—	1.5

Canadian $ millions, as at December 31								2014
Non-current assets(6)	$675.2	$3,927.6	$—	$210.6	$199.2	$11.1	$(4,452.2)	$571.5
Total assets	965.4	4,184.1	17.3	1,264.9	484.5	1,330.4	(2,963.4)	5,283.2

(1)            Included in the Moa JV and Fort Site segment are the operations of the Corporation’s 50% interest in the Moa Joint Venture and its 100% interest in the utility and fertilizer operations in Fort Saskatchewan.

(2)            Included in the Ambatovy JV segment are the operations of the Corporation’s 40% interest in the Ambatovy Joint Venture.

(3)            Included in the Metals Other segment are the operations of two wholly-owned subsidiaries of the corporation established to buy, market and sell certain Ambatovy and Moa Joint Venture nickel production.

(4)            Revenues from Corporate and Other primarily relate to sales from the Corporation’s metallurgical technologies business.  Also included in the Corporate and Other segment are the operations of wholly-owned subsidiaries of the Corporation established to finance the Ambatovy Joint Venture.

(5)            The adjustments for Joint Venture and Associate reflect the adjustments for equity-accounted investments in the Moa and Ambatovy Joint Ventures.

(6)            Non-current assets are composed of property, plant and equipment and intangible assets.

(7)            The impairment of Ambatovy JV assets includes the impairment of property, plant and equipment of $1.2 billion and impairment of mineral rights, before deferred tax adjustments, of $0.5 billion (note 7).

Geographic segments

	2015		2014
Canadian $ millions, as at	December 31		December 31
	Non-current	Total	Non-current	Total
	assets(1)	assets(2)	assets(1)	assets(2)

North America	$165.0	$1,070.8	$169.8	$1,114.2
Cuba	324.4	1,002.0	382.3	1,019.4
Madagascar	1.3	1,975.4	1.7	3,044.3
Europe	14.2	20.4	16.8	36.3
Asia	1.0	2.6	0.9	2.3
Other	—	18.8	—	66.7
	$505.9	$4,090.0	$571.5	$5,283.2

(1)        Non-current assets are composed of property, plant and equipment and intangible assets.

(2)        For its geographic segments, the Corporation has allocated assets based on their physical location.

	2015	2014
	Total	Total
Canadian $ millions, for the years ended December 31	revenue(1)	revenue(1)

North America	$115.9	$132.1
Cuba	203.3	305.7
Madagascar	1.7	1.3
Europe	11.3	11.5
Asia	2.3	2.2
Other	1.4	2.8
	$335.9	$455.6

(1)        For its geographic segments, the Corporation has allocated revenue based on the location of the customer.

Revenue components

Revenue includes the following significant categories:

Canadian $ millions, for the years ended December 31	2015	2014

Commodity and electricity	$325.4	$438.1
Other	10.5	17.5
	$335.9	$455.6

Significant customers

Oil and Gas derived $150.6 million of its revenue for the year ended December 31, 2015 ($256.9 million for the year ended December 31, 2014) directly and indirectly from agencies of the Government of Cuba.

Power derived $48.7 million of its revenue for the year ended December 31, 2015 ($41.8 million for the year ended December 31, 2014) directly and indirectly from agencies of the Government of Cuba.

Metals Other derived $54.1 million of its revenue for the year ended December 31, 2015 ($59.7 million for the year ended December 31, 2014) from a customer who markets and sells nickel production.

No other single customer contributed 10% or more to the Corporation’s revenue for both 2015 and 2014.

6.  EXPENSES

Cost of sales includes the following:

Canadian $ millions, for the years ended December 31	2015	2014

Employee costs	$59.1	$62.8
Depletion, depreciation and amortization of property, plant and equipment and intangible assets	116.5	98.4
Raw materials and consumables	48.4	60.6
Repairs and maintenance	56.6	41.0
Exploration and evaluation expenses(1)	—	3.3
Impairment losses and inventory obsolescence (2)(3)	2.1	14.8
Freight and shipping costs	17.8	14.9
Other	17.6	22.2
	$318.1	$318.0

(1)         In 2014, the exploration and evaluation expenses incurred by the Corporation related to the Sulawesi Project in Indonesia.  As the Corporation terminated its earn-in and shareholders’ agreement for the Sulawesi project, effective February 1, 2014, there were no further funding requirements after this date.

(2)         In the third quarter of 2015, the Corporation recognized an impairment loss of $80.6 million (note 19) representing the write-down of certain Oil assets in the Oil and Gas segment to their recoverable amount.  Due to the significance of this impairment loss, the amount has been presented separately from cost of sales as impairment of Oil assets in the consolidated statement of comprehensive income (loss).

(3)         In 2014, impairment losses were primarily comprised of an impairment of Oil and Gas exploration and evaluation licenses of $12.3 million (note 20) and an impairment of Oil and Gas property, plant and equipment assets of $2.1 million (note 19).

Notes to the consolidated financial statements

Administrative expenses include the following:

Canadian $ millions, for the years ended December 31	2015	2014

Employee costs	$32.9	$41.1
Severance(1)	2.2	—
Depreciation	2.7	3.0
Stock-based compensation (recovery) expense	(1.0)	4.0
Annual general meetings costs and other Shareholder related costs	0.2	4.4
Consulting services and audit fees	5.2	7.4
Other	4.2	3.5
	$46.4	$63.4

(1)         In the fourth quarter of 2014, the Corporation recognized a restructuring charge of $7.5 million (Note 10) related to severance and other termination benefits for employees whose positions were terminated.  Due to the significance of this restructuring charge, the 2014 amount had been presented separately from administrative expenses as restructuring expense in the consolidated statements of comprehensive income (loss).

7.  INVESTMENT IN AN ASSOCIATE

The Corporation indirectly holds a 40% interest in Ambatovy Minerals S.A. and Dynatec Madagascar S.A. (collectively the Ambatovy Joint Venture).  Sherritt is the operator of the Ambatovy Joint Venture and has as its partners, Sumitomo Corporation (Sumitomo) and Korea Resources Corporation (Kores).  The Ambatovy Joint Venture has two nickel deposits located near Moramanga, Madagascar.  The ore from these deposits is delivered via pipeline to a processing plant and refinery located near the Port of Toamasina.

Financial completion

In September 2015, the Ambatovy Joint Venture filed the final two remaining certificates and made a deposit of US$115 million (100% basis) in the Senior Debt Reserve Account to achieve financial completion under the Ambatovy Joint Venture financing. Upon achieving financial completion, the US$1.6 billion (100% basis, balance as at December 31, 2015) Ambatovy Joint Venture financing became non-recourse to the Ambatovy partners and the interest rate increased from approximately LIBOR plus 1.4% to LIBOR plus 2.5%.

Arbitration

In September and October of 2015, the Ambatovy Joint Venture received notice of final awards in three commercial arbitrations. Two of these decisions, related to the construction of a power plant and the refinery, resulted in rulings against the Ambatovy Joint Venture and resulted in a cash outflow of US$65 million (100% basis). The third, which related to the construction of a pipeline, resulted in a ruling in favour of the Ambatovy Joint Venture and will have a positive cash flow impact if and when collected. Arbitration and interest costs have been expensed and resulted in a net impact of US$11.2 million (100% basis) in the share of loss of an associate, net of tax, within the consolidated statements of comprehensive income (loss). The remainder of the costs awarded relate to construction costs and resulted in US$44.5 million (100% basis) being capitalized to investment in an associate within the consolidated statements of financial position, of which US$35 million (100% basis) had been previously accrued.

Impairment

In the fourth quarter of 2015, an impairment indicator was identified at the Ambatovy Joint Venture reflecting the expectation of a sustained reduction in long-term nickel prices.  The recoverable amount was based on value in use and was determined to be $7.1 billion (100% basis) as at December 31, 2015.  In determining value in use for the Ambatovy Joint Venture, a long-term nickel price of US$8.50/lb and a discount rate of 9.0% were used in the discounted cash flow calculation. The Corporation has identified the Ambatovy Joint Venture operation as one cash-generating unit (“CGU”), which constitutes the Ambatovy Joint Venture reportable segment.

The Corporation recognized a total impairment of $1.6 billion (40% basis), after tax, within the Corporation’s share of loss of an associate, net of tax, in the consolidated statement of comprehensive income (loss).  The total impairment consists of the Corporation’s 40% share of the Ambatovy Joint Venture impairment, a deferred tax asset write-down, an inventory write-down and an incremental impairment of the Corporation’s mineral rights, net of deferred tax adjustments, as discussed further below.

Impairment of Ambatovy Joint Venture

The loss on impairment of Ambatovy Joint Venture of $3.0 billion (100% basis) represents the write-down of Ambatovy Joint Venture property, plant and equipment to its recoverable amount. The impairment resulted in an expense of $1.2 billion (40% basis) recognized within the Corporation’s share of loss of an associate, net of tax, in the consolidated statement of comprehensive income (loss).

Deferred tax asset write-down

The Ambatovy Joint Venture concluded that its deferred tax asset was not recoverable due to the expectation of a sustained reduction in long-term nickel prices, which resulted in a deferred tax asset write-down of $120.6 million (100% basis).  This write-down resulted in an expense of $48.2 million (40% basis) recognized within the Corporation’s share of loss of an associate, net of tax, in the consolidated statement of comprehensive income (loss).

Inventory write-down

The Ambatovy Joint Venture wrote down its spare parts and operating materials to its net realizable value, which resulted in an inventory write-down of $98.4 million (100% basis). This write-down resulted in an expense of $39.4 million (40% basis) recognized within the Corporation’s share of loss of an associate, net of tax, in the consolidated statement of comprehensive income (loss).

Notes to the consolidated financial statements

Loss on impairment of mineral rights and deferred tax liability

An additional impairment of $0.3 billion (40% basis), net of deferred tax of $0.2 billion, was recognized representing the incremental carrying value of Sherritt’s investment in an associate, primarily related to mineral rights acquired from Dynatec in 2007. This impairment was recognized within the Corporation’s share of loss of an associate, net of tax, in the consolidated statement of comprehensive income (loss).

Ambatovy funding

Pursuant to cash calls due in January 2016, an additional US$30 million was provided to the Ambatovy Joint Venture by Sumitomo and Kores. Total cash calls of US$50 million were made, with Sherritt not funding its 40% pro-rata share (US$20 million).  By agreement amongst the Ambatovy Joint Venture partners, Sherritt’s unfunded amounts accrue interest at LIBOR plus 3.0%.  These amounts will be subtracted from future Ambatovy Joint Venture distributions, or may be set off by the Ambatovy Joint Venture against other amounts owed to Sherritt. Sherritt also has the option to pay the amounts at any time, at Sherritt’s election. Until the funding deficit is cured, and subject to continued discussions with the Ambatovy Joint Venture partners, Sherritt will not be exercising its Ambatovy Joint Venture voting rights.

Statement of financial position

The following provides additional information relating to the Corporation’s investment in the Ambatovy Joint Venture:

	2015	2014
Canadian $ millions, 100% basis, as at	December 31	December 31

Assets
Cash and cash equivalents(1)	$39.6	$47.7
Other current assets	12.9	23.1
Trade accounts receivable, net	89.6	67.9
Inventories(6)	426.2	456.3
Deferred income taxes(2)	—	46.4
Other non-current assets	5.8	4.7
Property, plant and equipment	7,036.5	10,575.8
Total assets	7,610.6	11,221.9

Liabilities
Trade accounts payable and accrued liabilities	317.5	332.2
Other current financial liabilities	15.8	12.0
Current portion of loans and borrowings:
Ambatovy Joint Venture financing(3)	260.7	218.5
Ambatovy revolving credit facility(4)	60.6	44.7
Non-current portion of loans and borrowings:
Ambatovy Joint Venture financing(3)	1,927.9	1,829.0
Ambatovy Subordinated loan payable(5)	3,009.1	3,724.8
Environmental rehabilitation provision	117.6	100.7
Other non-current liabilities	8.2	0.7
Deferred income taxes	—	327.4
Total liabilities	5,717.4	6,590.0
Net assets	$1,893.2	$4,631.9

(1)        In accordance with La loi établissant un régime special pour les grands investissements dans le secteur minier malagasy (LGIM), Madagascar’s large scale mining investment act, the Ambatovy Joint Venture is required to (a) maintain foreign currency in local bank accounts sufficient to pay 90 days of local expenses, or (b) repatriate all revenue from export sales of mining products, less authorized debt service costs, to local bank accounts within 90 days of receipt.  The Ambatovy Joint Venture is currently electing to repatriate revenue from export sales, less authorized debt service costs, in compliance with the requirements of the LGIM.

(2)        As at December 31, 2015, the Ambatovy Joint Venture has fully written-off its deferred tax asset. As at December 31, 2015, the Ambatovy Joint Venture has earned investment tax credits which management has estimated to be $713.7 million (December 31, 2014 - $595.0 million), operating losses of $652.1 million (December 31, 2014 - $272.2 million) and $4,117.8 million of deductible temporary differences for which a deferred tax asset has not been recognized since the realization of any related tax benefit through future taxable profits is not probable. The investment tax credits have an indefinite carry forward period and may be used to partially offset Malagasy income tax otherwise payable by the Ambatovy Joint Venture in subsequent years. The operating losses have a 5-year expiry period.

(3)        The Ambatovy Joint Venture financing of $2,188.6 million, net of financing costs, is project financing with a group of international lenders that matures on June 15, 2024.  For the year ended December 31, 2015, total principal repayments were US$188.4 million. The project financing became non-recourse to the partners in September 2015 when the project filed the remaining completion certificates and is now solely secured by the project assets.  Interest is payable based on LIBOR rates plus 2.5%.  As at December 31, 2015, the Ambatovy Joint Venture had borrowed US$1,601.1 million (December 31, 2014 - US$1,789.5 million) under the project financing.

(4)        The Ambatovy revolving credit facility is comprised of a Malagasy Ariary (MGA) 140 billion ($60.6 million) revolving and MGA 20 billion ($8.7 million) overdraft credit facility agreement with local financial institutions and bear interest rates between 9.00% and 11.85%.  The revolving credit facility matures on February 29, 2016 and the overdraft credit facility matured on January 20, 2016.  The facilities are subordinated to the Ambatovy Joint Venture financing.  As at December 31, 2015, MGA 140 billion ($60.6 million) and nil were drawn on the revolving and overdraft credit facilities, respectively (December 31, 2014 - MGA 100 billion ($44.7 million) and MGA nil, respectively).

(5)        The subordinated loan payable is comprised of pro-rata contributions provided by the Ambatovy Joint Venture partners.  The debt bears interest at LIBOR plus 6%.  Repayments of principal or interest will not be made prior to certain conditions of the finance agreements being satisfied.  Unpaid interest is accrued monthly and capitalized to the principal balance semi-annually.  In December 2015, US$1.5 billion of the Ambatovy Joint Venture Subordinated loan payable was converted to equity which, at the Corporation’s 40% share, resulted in a US$618.0 million ($840.0 million) decrease in the Corporation’s subordinated loans receivable. The Corporation has recorded its share of the related subordinated loan receivable within advances, loans receivable and other financial assets (note 17).  There was no change to the Corporation’s ownership interest as a result of the conversion.

(6)        The Ambatovy Joint Venture wrote its major spare parts and operating material down to its net realizable value as at December 31, 2015. This resulted in the recognition of an inventory write-down of $98.4 million in the fourth quarter of 2015.

Notes to the consolidated financial statements

Reconciliation of Ambatovy Joint Venture’s net assets to the carrying value of investment in an associate recognized in the consolidated statements of financial position:

	2015	2014
Canadian $ millions, as at	December 31	December 31

Net assets of Ambatovy Joint Venture	$1,893.2	$4,631.9
Proportion of Sherritt’s ownership interest	40%	40%
Total	757.3	1,852.8
Intercompany capitalized interest elimination(1)	—	(304.3)
Carrying value of investment in an associate	$757.3	$1,548.5

(1)        In December 2015, the Ambatovy Joint Venture wrote the carrying amount of its property, plant and equipment down to its recoverable amount. Included within the carrying amount of property, plant and equipment is capitalized intercompany interest, which the Corporation eliminates to reconcile the Ambatovy Joint Venture net assets to its investment in an associate.  This elimination is no longer required as at December 31, 2015 as a result of the impairment.

Results of operations

Canadian $ millions, 100% basis, for the years ended December 31	2015	2014

Revenue(1)	$830.0	$729.5
Cost of sales(2)	(1,395.9)	(1,060.6)
Administrative expenses	(61.4)	(64.8)
Loss on impairment of property, plant and equipment	(3,044.1)	—
Loss from operations	(3,671.4)	(395.9)
Financing income	0.2	0.1
Financing expense	(295.3)	(246.5)
Net financing expense	(295.1)	(246.4)
Loss before tax	(3,966.5)	(642.3)
Income tax (expense) recovery(3)	(48.3)	54.1
Net loss and comprehensive loss for the year	$(4,014.8)	$(588.2)

(1)        Commercial production, the point at which Ambatovy began to recognize operating revenues and costs for accounting purposes, commenced on February 1, 2014.  The Ambatovy Joint Venture generated pre-commercial production revenue of $42.5 million ($17.0 million — 40% basis) for the month ended January 31, 2014.

(2)        Included in cost of sales for the year ended December 31, 2015 is depreciation and amortization of $504.2 million ($381.5 for the year ended December 31, 2014). A $101.3 million inventory write-down has also been included in cost of sales for the year ended December 31, 2015, which includes the inventory write-down of $98.4 million recognized in the fourth quarter as part of the impairment.

(3)        Included in income tax expense for the year ended December 31, 2015 is the $120.6 million write-down of the Ambatovy Joint Venture deferred tax asset.

Reconciliation of Ambatovy Joint Venture’s net loss and comprehensive loss to the share of loss of an associate recognized in the consolidated statements of comprehensive income (loss):

Canadian $ millions, for the years ended December 31	2015	2014

Net loss and comprehensive loss for the year of Ambatovy Joint Venture	$(4,014.8)	$(588.2)
Proportion of Sherritt’s ownership interest	40%	40%
Total	(1,605.9)	(235.3)
Intercompany interest expense elimination	43.7	29.9
Impairment of mineral rights, net of deferred tax	(314.5)	—
Share of loss of an associate, net of tax, including impairment	$(1,876.7)	$(205.4)

8.  JOINT ARRANGEMENTS

Investment in a joint venture

The Corporation indirectly holds a 50% interest in the Moa Joint Venture.  The operations of the Moa Joint Venture are currently conducted among three companies.  Moa Nickel S.A. owns and operates the mining and processing facilities located in Moa, Cuba; The Cobalt Refinery Company Inc. owns and operates the metals refinery located at Fort Saskatchewan; and International Cobalt Company Inc. acquires mixed-sulphides from Moa Nickel S.A. and third parties, contracts the refining of such purchased materials and then markets finished nickel and cobalt.

The following provides additional information relating to the Corporation’s investment in the Moa Joint Venture:

Statement of financial position

	2015	2014
Canadian $ millions, 100% basis, as at	December 31	December 31

Assets
Cash and cash equivalents	$43.7	$48.3
Income taxes receivable	—	3.7
Other current assets	11.8	2.8
Trade accounts receivable, net	72.2	107.7
Inventories	208.4	197.4
Other non-current assets	13.9	4.4
Property, plant and equipment	1,349.5	1,135.1
Deferred income taxes(1)	12.1	1.3
Total assets	1,711.6	1,500.7

Liabilities
Trade accounts payable and accrued liabilities	68.3	81.9
Other current financial liabilities	59.0	73.1
Other current liabilities	2.9	—
Loans and borrowings	43.9	13.7
Environmental rehabilitation provision	80.6	65.9
Other long-term financial liabilities	519.9	396.7
Deferred income taxes	27.6	23.4
Total liabilities	802.2	654.7
Net assets	$909.4	$846.0

(1)        As at December 31, 2015, the Moa Joint Venture had taxable losses of $53.8 million (December 31, 2014 - nil) which may be carried forward and used to reduce future taxable income for the five years following the year in which the loss was incurred. The Moa Joint Venture has recognized a deferred income tax asset of $12.1 million on the full amount of the losses, since the realization of a tax benefit through future taxable profits is probable based on the Moa Joint Venture’s forecasted future earnings.  The taxable losses are located in Cuba.

Reconciliation of Moa Joint Venture’s net assets to the carrying value of investment in a joint venture recognized in the consolidated statements of financial position:

	2015	2014
Canadian $ millions, as at	December 31	December 31

Net assets of Moa Joint Venture	$909.4	$846.0
Proportion of Sherritt’s ownership interest	50%	50%
Total	454.7	423.0
Intercompany capitalized interest elimination	(50.5)	(42.9)
Carrying value of investment in a joint venture	$404.2	$380.1

Results of operations

Canadian $ millions, 100% basis, for the years ended December 31	2015	2014

Revenue	$709.5	$777.9
Cost of sales(1)	(712.8)	(698.8)
Administrative expenses	(7.0)	(12.2)
(Loss) profit from operations	(10.3)	66.9
Financing income	0.5	0.6
Financing expense	(41.4)	(39.8)
Net finance expense	(40.9)	(39.2)
(Loss) earnings before tax	(51.2)	27.7
Income tax recovery (expense)(2)	8.7	(25.1)
Net (loss) earnings and comprehensive (loss) income for the year	$(42.5)	$2.6

(1)        Included in cost of sales for the year ended December 31, 2015 is depreciation and amortization of $71.1 million (for the year ended December 31, 2014 - $57.4 million).

(2)        Due to a new foreign investment law, statutory tax rates for Cuba have been reduced, resulting in tax rate reductions at the Moa Joint Venture (note 12).

Notes to the consolidated financial statements

Reconciliation of Moa Joint Venture’s net (loss) earnings and comprehensive (loss) income to the share of (loss) earnings of a joint venture recognized in the consolidated statements of comprehensive income (loss):

Canadian $ millions, for the years ended December 31	2015	2014

Net (loss) earnings and comprehensive (loss) income for the year of Moa Joint Venture	$(42.5)	$2.6
Proportion of Sherritt’s ownership interest	50%	50%
Total	(21.3)	1.3
Intercompany interest expense elimination	9.5	8.1
Share of (loss) earnings of a joint venture, net of tax	$(11.8)	$9.4

For the year ended December 31, 2015, the Moa Joint Venture (50% basis) paid $12.5 million of dividends (nil for the year ended December 31, 2014).

Joint operations

The following is a summary of the Corporation’s economic interests in joint operations, all of which have a December 31 reporting date:

		2015	2014
As at		December 31	December 31
Entity	Principal activities	Economic Interest

Energas	Power generation	33 1/3%	33 1/3%

The Corporation recognizes all applicable assets, liabilities, revenues and expenses relating to its interest in the above noted joint operations in accordance with IFRS.

The following tables present a summary of the Corporation’s interests in its joint operations:

	2015	2014
Canadian $ millions, as at December 31	Energas	Energas
	33 1/3%	33 1/3%

Current assets	$25.6	$27.7
Non-current assets	176.2	167.1
Current liabilities	21.4	14.1
Non-current liabilities	79.8	112.7
Net assets	$100.6	$68.0

	2015	2014
Canadian $ millions, for the years ended December 31	Energas	Energas
	33 1/3%	33 1/3%

Revenue	$52.2	$48.7
Expense	(28.8)	(35.0)
Net earnings	$23.4	$13.7

Government grants

For the year ended December 31, 2015, the Corporation recognized government grants relating to Energas re-investment credits of $0.2 million ($1.4 million for the year ended December 31, 2014). Re-investment credits are earned as a result of providing financing for construction projects approved by the Cuban government. Receipt of these credits is contingent on Energas generating taxable income, and therefore re-investment credits are included in income only as Energas accrues income tax.

9.  GAIN ON ARBITRATION SETTLEMENT

On August 1, 2014, the Corporation received a favourable arbitration settlement ruling related to a contract dispute with a port operator that arose during the time the Corporation operated Coal Valley Resources Inc.  As a result of the decision, the Corporation recognized a gain on settlement of $14.1 million for the year ended December 31, 2014.

10.  RESTRUCTURING EXPENSE

On October 28, 2014, the Corporation initiated a restructuring plan that resulted in a company-wide headcount reduction, excluding Ambatovy. In the fourth quarter of 2014, the Corporation recognized a restructuring charge of $7.5 million related to severance and other termination benefits for employees whose positions were terminated.

In 2015, the Corporation recognized $2.2 million in restructuring charges which have been presented in administrative expenses in the consolidated statements of comprehensive income (loss).

11.  NET FINANCE EXPENSE

Canadian $ millions, for the years ended December 31	Note	2015	2014

Revaluation on financial instruments(1)	16	$(17.7)	$(8.5)
Interest income on cash, cash equivalents and short-term investments		2.7	6.3
Interest income on investments		—	1.4
Interest income on advances and loans receivable		90.5	68.5
Total financing income		75.5	67.7

Interest expense and accretion on loans and borrowings		149.9	166.2
Unrealized foreign exchange loss		44.4	15.0
Realized foreign exchange (gain) loss		(1.5)	0.2
Premium on debenture redemption	21	—	33.6
Other finance charges		10.6	12.5
Accretion expense on environmental rehabilitation provisions	22,25	1.1	1.4
Total financing expense		204.5	228.9
Net finance expense		$129.0	$161.2

(1)        Included in revaluation on financial instruments for the year ended December 31, 2015 is the Corporation’s realized loss on the extinguishment of the Ambatovy call option of $13.7 million which expired on September 30, 2015.

Included in interest income on advances and loans receivable in the consolidated statements of comprehensive income (loss) is interest on the Energas conditional sales agreement of $16.1 million for the year ended December 31, 2015 ($15.5 million for the year ended December 31, 2014).  Additionally, included in interest received in the consolidated statements of cash flow is interest of $37.9 million for the year ended December 31, 2015 ($26.4 million for the year ended December 31, 2014).  In the prior periods, these amounts were netted against interest expense and accretion on loans and borrowings and interest paid, respectively.  For consistency of presentation with the current periods presented, the comparative amounts have been reclassified to interest income and interest received, respectively.

12.  INCOME TAXES

Canadian $ millions, for the years ended December 31	2015	2014

Current income tax (recovery) expense
Current period	$16.2	$47.2
Tax rate changes	(27.2)	—
	(11.0)	47.2

Deferred income tax (recovery) expense
Origination and reversal of temporary differences	(55.9)	(53.7)
Reduction in tax rate	(13.5)	(0.1)
Non-recognition of tax assets	44.5	52.0
	(24.9)	(1.8)
Income tax (recovery) expense	$(35.9)	$45.4

Notes to the consolidated financial statements

Tax rate changes

Cuba

In 2015, clarification was received from the Cuban government regarding the application of tax rate reductions in Cuba due to a new foreign investment law.  As a result, the tax expense for the year ended December 31, 2015 includes a tax recovery of $40.7 million in Oil and Gas.  In addition, for the year ended December 31, 2015 a tax recovery of $2.6 million (50% basis) was recognized at the Moa Joint Venture, the impact of which is included in the Corporation’s share of (loss) earnings of a joint venture.  The new foreign investment law in Cuba resulted in the following rate changes:

	Prior	Revised
	Statutory	Statutory
Operation	Tax Rate	Tax Rate

Oil and Gas	30.0%	22.5%
Power	30.0%	15.0%
Metals - Moa Joint Venture	45.0%	22.5%

Alberta

In 2015, a 2% increase in Alberta’s corporate income tax rate was enacted.  As a result, the tax expense at the Moa Joint Venture includes a non-cash adjustment of $1.0 million (50% basis) for the year ended December 31, 2015, reflecting a re-measurement of deferred tax liabilities.  The impact of this adjustment is included in the Corporation’s share of (loss) earnings of a joint venture (note 8).

The following table reconciles income taxes calculated at a combined Canadian federal/provincial income tax rate with the income tax expense in the consolidated statements of comprehensive income (loss) for the years ended December 31:

Canadian $ millions, for the years ended December 31	2015	2014

Loss before tax from continuing operations	$(2,107.6)	$(273.1)
Add share of loss of equity accounted investments	1,888.5	196.0
Parent companies and subsidiaries loss before tax	(219.1)	(77.1)

Income tax recovery at the combined basic rate of 26.06% (2014 - 25.20%)	(57.1)	(19.4)
Increase (decrease) in taxes resulting from:
Difference between Canadian and foreign tax rates	(16.5)	(13.6)
Reduction in income tax rates	(40.7)	(0.1)
Non-deductible losses and write-downs	36.4	25.9
Non-recognition of tax assets	44.5	52.0
Other items	(2.5)	0.6
	$(35.9)	$45.4

Deferred tax assets (liabilities) relate to the following temporary differences and loss carry forwards:

			Recognized
			in other
		Recognized	comp-
	Opening	in net	rehensive	Closing
Canadian $ millions, for the year ended December 31, 2015	Balance	loss	income (loss)	Balance

Deferred tax assets
Environmental rehabilitation obligations	$0.3	$(0.3)	$—	$—
Property, plant and equipment	16.4	(14.9)	2.2	3.7
	16.7	(15.2)	2.2	3.7
Set off of deferred tax liabilities	(14.4)	—	—	(3.7)
Deferred tax assets	$2.3	$(15.2)	$2.2	$—

Deferred tax liabilities
Property, plant and equipment	$(44.3)	$33.1	$(5.7)	$(16.9)
Cuban tax contingency reserve	(22.0)	4.8	(3.0)	(20.2)
Pension and other benefit plans and reserves	(3.7)	2.2	(0.5)	(2.0)
	(70.0)	40.1	(9.2)	(39.1)
Set off of deferred tax assets	14.4	—	—	3.7
Deferred tax liabilities	(55.6)	40.1	(9.2)	(35.4)
Net deferred tax (liabilities) assets	$(53.3)	$24.9	$(7.0)	$(35.4)
Recovery recognized in continuing operations		24.9

			Recognized
			in other
		Recognized	comp-
	Opening	in net	rehensive	Closing
Canadian $ millions, for the year ended December 31, 2014	Balance	loss	income (loss)	Balance

Deferred tax assets
Environmental rehabilitation obligations	$0.8	$(0.5)	$—	$0.3
Property, plant and equipment	12.0	3.5	0.9	16.4
	12.8	3.0	0.9	16.7
Set off of deferred tax liabilities	(9.1)	—	—	(14.4)
Deferred tax assets	$3.7	$3.0	$0.9	$2.3

Deferred tax liabilities
Property, plant and equipment	$(35.9)	$(4.9)	$(3.5)	$(44.3)
Cuban tax contingency reserve	(19.8)	(0.5)	(1.7)	(22.0)
Pension and other benefit plans and reserves	(5.1)	1.8	(0.4)	(3.7)
	(60.8)	(3.6)	(5.6)	(70.0)
Set off of deferred tax assets	9.1	—	—	14.4
Deferred tax liabilities	(51.7)	(3.6)	(5.6)	(55.6)
Net deferred tax liabilities	$(48.0)	$(0.6)	$(4.7)	$(53.3)
Recovery recognized in discontinued operations		2.4
Recovery recognized in continuing operations		1.8

As at December 31, 2015, the Corporation had temporary differences of $838.2 million (December 31, 2014 - $878.3 million) associated with investments in subsidiaries, associated entities and interests in joint ventures for which no deferred tax liabilities have been recognized, as the Corporation is able to control the timing of the reversal of these temporary differences and it is not probable that these temporary differences will reverse in the foreseeable future.

Notes to the consolidated financial statements

As at December 31, 2015, the Corporation had non-capital losses of $439.2 million (December 31, 2014 - $350.0 million) and capital losses of $1,054.0 million (December 31, 2014 - $994.1 million) which may be used to reduce future taxable income. The Corporation has not recognized a deferred income tax asset on $439.2 million of non-capital losses, $1,054.0 million of capital losses and $165.3 million of other deductible temporary differences since the realization of any related tax benefit through future taxable profits is not probable.  The capital losses have no expiry dates and the other deductible temporary differences do not expire under current tax legislation. The non-capital losses are located in Canada and expire as follows:

Unrecognized
Canadian $ millions, for the year ended December 31, 2015	losses

Expiration Date
2026	$0.1
2027	1.8
2028	2.2
2029	1.0
2030	4.1
2031	43.3
2032	67.5
2033	90.8
2034	112.0
2035	116.4
Total	$439.2

13. DISCONTINUED OPERATIONS

On April 28, 2014, the Corporation completed the sale of its Coal operations, receiving $793.0 million in cash proceeds. In addition, a net post-closing adjustment of $21.4 million was received in June 2014.

For the years ended December 31, 2015 and 2014, (loss) earnings from Coal are reported in (loss) earnings from discontinued operations and cash used by Coal is reported in cash (used) provided by discontinued operations.  For the year ended December 31, 2015, loss from discontinued operations relates to an increase in the obligations retained by the Corporation post-disposition (note 22).

The net (loss) earnings from Coal for the years ended December 31, 2015 and 2014 are as follows:

Canadian $ millions, for the years ended December 31	2015	2014

Revenue	$—	$242.8
Cost of sales	(5.0)	(211.2)
Administrative expenses	—	(7.2)
(Loss) earnings from operations	(5.0)	24.4
Financing income	—	4.8
Financing expense	—	(9.6)
Net finance expense	—	(4.8)
(Loss) earnings before tax	(5.0)	19.6
Income tax expense	—	(4.1)
Net (loss) earnings for the year	$(5.0)	$15.5
Gain on disposal of Coal operations	—	13.0
(Loss) earnings from discontinued operations	$(5.0)	$28.5

Gain on disposal of Coal operations

The gain on disposal of the Coal operations is calculated as:

2014
Canadian $ millions, as at	December 31
Consideration received in cash	$793.0
Post-closing adjustments	21.4
Total consideration received	$814.4
Net assets disposed of	801.4
Gain on disposal	$13.0

The major classes of assets and liabilities of the Coal segment are as follows:

	2015	2014
Canadian $ millions, as at	December 31	April 28
ASSETS
Current assets
Cash and cash equivalents	$—	$10.1
Advances, loans receivable and other financial assets	—	3.9
Finance lease receivable	—	15.6
Trade accounts receivable, net	—	58.2
Income taxes receivable	—	1.6
Inventories	—	148.3
Prepaid expenses	—	1.7
	—	239.4
Non-current assets
Advances, loans receivable and other financial assets	—	24.4
Other non-financial assets	—	2.0
Finance lease receivable	—	154.6
Property, plant and equipment	—	473.8
Intangible assets	—	417.2
	—	1,072.0
Assets of discontinued operations	$—	$1,311.4

LIABILITIES
Current liabilities
Trade accounts payable and accrued liabilities	$—	$79.4
Other financial liabilities	—	40.0
Other non-financial liabilities	—	0.1
Environmental rehabilitation provisions	—	19.4
	—	138.9
Non-current liabilities
Other financial liabilities	—	95.2
Other non-financial liabilities	—	0.6
Environmental rehabilitation provisions	—	152.9
Deferred income taxes	—	122.4
	—	371.1
Liabilities of discontinued operations	$—	$510.0
Net assets of discontinued operations	$—	$801.4

Notes to the consolidated financial statements

The following table provides details of the operating, investing and financing activities of the Coal operations for the years ended December 31, 2015 and 2014:

Canadian $ millions, for the years ended December 31	2015	2014

Operating activities
Net (loss) earnings from discontinued operations	$(5.0)	$15.5
Add (deduct):
Finance costs (less accretion expense)	—	3.8
Income tax expense	—	4.1
Loss on settlement of environmental rehabilitation provisions	—	1.2
Change in provision	(6.3)	(16.2)
Net change in non-cash working capital	(4.7)	3.2
Interest received	—	3.8
Interest paid	—	(6.3)
Liabilities settled for environmental rehabilitation provisions	—	(4.2)
Other operating items	—	13.7
Cash (used) provided by operating activities	(16.0)	18.6

Investing activities
Property, plant and equipment expenditures	—	(14.2)
Increase in advances, loans receivable and other financial assets	—	(0.6)
Repayment of advances, loans receivable and other	—	1.2
financial assets
Net proceeds from sale of property, plant and equipment	—	0.1
Cash used by investing activities	—	(13.5)

Financing activities
Repayment of other financial liabilities	—	(14.2)
Increase in finance lease receivables	—	(1.0)
Repayment of finance lease receivables	—	5.7
Cash used by financing activities	—	(9.5)
Decrease in cash and cash equivalents	$(16.0)	$(4.4)

14.  ASSETS HELD FOR SALE

Gain on sale of Corporate assets

On December 31, 2014, the Corporation completed the sale of certain corporate assets for $3.3 million. As those assets were fully amortized at the time of sale, the entire amount was recognized as a gain.

On May 29, 2015, the Corporation completed the sale of its corporate office in Toronto for $21.5 million.  On the sale of the property, the Corporation recognized a gain of $19.1 million, which represents the difference between the proceeds, net of transaction costs of $0.3 million, and the net book value of $2.1 million.

Assets held for sale

During the second quarter of 2015, the Corporation approved the sale of the Technologies property located in Fort Saskatchewan.  In classifying the land and building as held for sale, the Corporation is required to measure the assets at the lower of carrying amount and fair value less cost to sell.  The expected purchase consideration was used as the basis for determining the fair value.  In performing this assessment, the Corporation concluded that the fair value less cost to sell of the assets exceeded the carrying amount. As a result, no adjustment was required.  The transaction is expected to be completed in 2016.

15.  LOSS PER SHARE

The following table presents the calculation of basic and diluted (loss) earnings per common share:

Canadian $ millions, except share amounts in millions and per share amounts in dollars, for the years ended December 31	2015	2014

Net loss from continuing operations	$(2,071.7)	$(318.5)
(Loss) earnings from discontinued operations, net of tax	(5.0)	28.5
Net loss - basic and diluted	$(2,076.7)	$(290.0)

Weighted-average number of common shares - basic and diluted(1)	293.7	297.0

Net loss from continuing operations per common share, basic and diluted	$(7.05)	$(1.07)

(Loss) earnings from discontinued operations per common share, basic and diluted	$(0.02)	$0.10

Net loss per common share, basic and diluted	$(7.07)	$(0.97)

(1)        The determination of the weighted-average number of common shares - diluted excludes 6.2 million shares related to stock options that were anti-dilutive for the year ended December 31, 2015 (5.5 million for the year ended December 31, 2014).  There were nil shares related to the employee share purchase plan that were anti-dilutive for the year ended December 31, 2015 (0.3 million shares for the year ended December 31, 2014). There were nil shares related to the restricted stock plan that were anti-dilutive for the year ended December 31, 2015 (0.3 million shares for the year ended December 31, 2014).

16.  FINANCIAL INSTRUMENTS

Cash, cash equivalents and short-term investments

Cash and cash equivalents consist of:

	2015	2014
Canadian $ millions, as at	December 31	December 31

Cash equivalents	$118.9	$112.8
Cash on hand and balances with banks	110.7	47.8
Restricted cash	1.0	1.0
	$230.6	$161.6

The Corporation’s cash balances are deposited with major financial institutions rated A- or higher by Standard and Poor’s except for institutions located in Madagascar (BB or higher) and with banks in Cuba that are not rated. The total cash held in Cuban bank deposit accounts was $3.8 million at December 31, 2015 (December 31, 2014 — $11.7 million).

As at December 31, 2015, $0.8 million of cash on the Corporation’s consolidated statements of financial position was held by Energas (December 31, 2014 — $7.5 million).  These funds are for the use of the joint operation.

The Corporation’s cash equivalents consist of Government of Canada treasury bills and term deposits with a major financial institution with maturities of 90 days or less.  As at December 31, 2015, the Corporation had $118.9 million in Government of Canada treasury bills and term deposits (December 31, 2014 - $112.8 million) included in cash and cash equivalents and $204.8 million in short-term investments (December 31, 2014 - $315.6 million).

Notes to the consolidated financial statements

Financial instrument hierarchy

		Hierarchy	2015	2014
Canadian $ millions, as at	Note	level	December 31	December 31

Recurring financial assets, measured at fair value through profit or loss:
Cash equivalents		1	$118.9	$112.8
Short-term investments		1	204.8	315.6
Restricted cash		1	1.0	1.0
Provisionally priced sales(1)		2	5.2	—
Ambatovy call option	17	3	—	15.5

(1)        Revenue from provisionally priced sales is initially recorded at the estimated fair value of the consideration that is ultimately expected to be received based on forecast reference prices. At each reporting date all outstanding receivables originating from provisionally priced sales are marked to market based on a forecast of reference prices at that time. The adjustment to accounts receivable is recorded as an adjustment to sales revenue. Provisional pricing is only used in the pricing of nickel and cobalt sales for which reference prices are established in a freely traded and active market.

The following is a reconciliation of the beginning to ending balance for the Ambatovy call option included in Level 3:

		For the	For the
		year ended	year ended
		December 31	December 31
Canadian $ millions	Note	2015	2014

Balance, beginning of the year		$15.5	$22.1
Revaluation on financial instruments in net finance expense	11	(17.7)	(8.5)
Effect of movements in exchange rates		2.2	1.9
Balance, end of the year		$—	$15.5

Upon achieving financial completion on September 21, 2015, the Corporation’s Ambatovy call option became exercisable for a two-year period or until SNC-Lavalin exercised its put option. The Ambatovy call option relates to the right of the Corporation and Sumitomo Corporation to acquire SNC-Lavalin’s 5% equity interest in the Ambatovy Joint Venture.  SNC-Lavalin’s put option relates to the right to divest of its 5% equity interest to the Corporation and Sumitomo Corporation. The Corporation had the right to decline such an offer.  On September 30, 2015, SNC-Lavalin exercised its put option. The Corporation declined its option to acquire its share of SNC-Lavalin’s interest.  As a result, the Ambatovy call option expired and the Corporation realized a loss of $13.7 million on the extinguishment of this financial instrument through net finance expense (note 11).

Fair values

Financial instruments with carrying amounts different from their fair values include the following(1):

			2015		2014
			December 31		December 31
		Hierarchy	Carrying	Fair	Carrying	Fair
Canadian $ millions, as at	Note	value	value	value	value	Value

Liabilities:
8.00% senior unsecured debentures due 2018	21	1	$247.3	$140.0	$246.5	$247.5
7.50% senior unsecured debentures due 2020	21	1	246.5	135.0	246.0	237.5
7.875% senior unsecured debentures due 2022	21	1	240.3	130.0	239.2	235.0
Ambatovy Joint Venture Additional Partner loans(2)	21	2	1,303.2	106.4	1,014.3	970.9
Ambatovy Joint Venture Partner loans(2)	21	2	134.6	20.1	111.0	93.5
Assets:
Ambatovy subordinated loans receivable(3)	17	2	1,187.2	1,308.7	1,489.9	1,294.2
Energas conditional sales agreement(3)	17	2	157.5	167.7	221.8	188.3
Moa Joint Venture loans receivable(3)	17	2	255.9	225.7	193.9	209.5

(1)        The carrying values are net of financing costs.  Fair values exclude financing costs and are based on market closing prices.

(2)        The fair value for the Ambatovy Partner loans and Ambatovy Additional Partner loans is calculated by discounting future cash flows using rates that are based on market rates adjusted for the Corporation’s credit quality for instruments with similar maturity horizons.

(3)        The fair value for the Ambatovy subordinated loans receivable, Energas conditional sales agreement and Moa Joint Venture loans receivable is calculated by discounting future cash flows using rates that are based on market rates adjusted for the Corporation’s credit quality.

As at December 31, 2015, the carrying amounts of cash and cash equivalents, short-term investments, trade accounts receivable, current portion of advances and loans receivable, current portion of other financial assets, current portion of loans and borrowings, current portion of other financial liabilities, trade accounts payable and accrued liabilities are at fair value or approximate fair value due to their immediate or short terms to maturity.

The fair values of non-current loans and borrowings and other financial liabilities approximate their carrying amount except as indicated in the above table.  Due to the use of judgment and uncertainties in the determination of the estimated fair values, these values should not be interpreted as being realizable in the immediate term.

The Corporation’s 2022 notes include an option for the Corporation to redeem all or part of the notes outstanding prior to the expiration date at a determinable price.  The fair value of the embedded derivative was insignificant at December 31, 2015.

As at December 31, 2015, the carrying amount of the lenders’ conversion option under the Ambatovy Joint Venture additional partner loan agreements is approximately equal to its fair value.

Trade accounts receivable, net

The Corporation’s trade accounts receivable are composed of the following:

		2015	2014
Canadian $ millions, as at	Note	December 31	December 31

Trade accounts receivable		$186.6	$196.4
Allowance for doubtful accounts		(11.8)	(12.2)
Accounts receivable from joint operations	27	0.7	0.1
Accounts receivable from joint venture	27	20.2	20.6
Accounts receivable from associate	27	33.8	37.5
Other		28.8	22.5
		$258.3	$264.9

Aging of receivables not impaired:

	2015	2014
Canadian $ millions, as at	December 31	December 31

Not past due	$170.6	$250.8
Past due no more than 30 days	26.9	5.1
Past due for more than 30 days but no more than 60 days	11.8	0.8
Past due for more than 60 days	49.0	8.2
	$258.3	$264.9

Payment terms for oil sales to an agency of the Cuban government are based on Gulf Coast No. 6 Fuel Oil (FO#6) reference prices. If the FO#6 price is greater than US$29.50, payment terms are 180 days from the date of invoice.  If FO#6 price is between US$24.76 and US$29.50, payment terms are 150 days from the date of invoice.  If FO#6 price is between US$20.01 and US$24.75, payment terms are 120 days from the date of invoice.  If FO#6 price is less than US$20.00, payment terms are 90 days from the date of invoice.

Payment terms for electricity and by-product sales to Cuban state enterprises are 60 days from the date of invoice.

Notes to the consolidated financial statements

17.  ADVANCES, LOANS RECEIVABLE AND OTHER FINANCIAL ASSETS

Advances, loans receivable and other financial assets

		2015	2014
Canadian $ millions, as at	Note	December 31	December 31

Advances and loans receivable
Ambatovy subordinated loans receivable(1)	27	$1,187.2	$1,489.9
Energas conditional sales agreement(1)	27	182.0	239.3
Moa Joint Venture loans receivable(1)	27	312.8	250.3
Other		1.2	3.0

Other financial assets
Ambatovy call option	16	—	15.5
		1,683.2	1,998.0
Current portion of advances, loans receivable and other financial assets		(82.7)	(75.6)
		$1,600.5	$1,922.4

(1)        As at December 31, 2015, the non-current portions of the Ambatovy subordinated loans receivable, Energas conditional sales agreement and the Moa Joint Venture loans receivable are $1,187.2 million, $157.5 million and $255.9 million, respectively (December 31, 2014 — $1489.9 million, $221.8 million and $193.9 million, respectively).

Ambatovy subordinated loans receivable

A funding agreement was entered into by the Corporation with the Ambatovy Joint Venture to finance the development of the Ambatovy Project. The facility bears interest at six-month LIBOR plus 6%. Repayments of principal or interest will not be made prior to certain conditions of the Ambatovy Joint Venture senior debt finance agreements being satisfied. Unpaid interest is accrued monthly and capitalized to the principal balance semi-annually.  For the year ended December 31, 2015, $135.7 million of loans were provided to the Ambatovy Joint Venture.  In December 2015, US$1.5 billion of Ambatovy subordinated loans were converted to equity which, at the Corporation’s 40% share, resulted in a US$618.0 million ($840.0 million) decrease in Ambatovy subordinated loans receivable.

Energas conditional sales agreement

A conditional sales agreement was entered into by the Corporation with Energas to finance construction activity on specific power generating assets in Cuba. The agreement directs the Corporation to arrange for the performance of certain construction activity on behalf of Energas, and contains design specifications for each new construction phase. The Corporation retains title to the constructed assets until the loan is fully repaid. The facility bears interest at 8%. Income generated by the constructed assets will be used to repay the facilities. Until the loan is fully repaid, all of the income generated by these assets is paid to the Corporation. The amount of advances and loans receivable from Energas are presented net of the elimination of the 33 1/3% proportionately consolidated intercompany balances.

Moa Joint Venture loans receivable

The Moa Joint Venture loans receivable consists of two funding arrangements with certain Moa Joint Venture entities.  The first is a funding agreement entered into by the Corporation in prior years to finance expansion.  This loan receivable has a fixed interest rate of 6.5% and a balance outstanding as at December 31, 2015 of $255.9 million (December 31, 2014 - $207.4 million).  In June 2015, the maturity date of this agreement was extended to December 31, 2026. Repayments are being made from available distributable cash flows from the Moa Joint Venture.

The second loan receivable is a working capital facility totaling $56.9 million as at December 31, 2015 (December 31, 2014 - $42.9 million).  In September 2015, the terms of this facility were amended to extend the maturity date to November 2016 and increase the maximum credit available from $65.0 million to $90.0 million.  The facility bears interest at prime plus 2.25% per annum or bankers’ acceptances plus 3.25%.

18.  INVENTORIES

	2015	2014
Canadian $ millions, as at	December 31	December 31

Materials in process	$—	$0.1
Finished products	7.7	4.9
	7.7	5.0
Spare parts and operating materials	30.3	25.6
	$38.0	$30.6

For the year ended December 31, 2015, the cost of inventories included in cost of sales was $65.1 million ($67.2 million for the year ended December 31, 2014).

19.  PROPERTY, PLANT AND EQUIPMENT

Canadian $ millions, for the year ended December 31				2015
			Plant,
		Oil and Gas	equipment
	Note	properties	and land	Total

Cost
Balance, beginning of the year		$1,303.6	$649.9	$1,953.5
Additions		32.1	42.1	74.2
Additions and changes in estimates to environmental rehabilitation provisions		6.7	(5.8)	0.9
Disposals and derecognition		(1.3)	(27.4)	(28.7)
Effect of movements in exchange rates and other		222.9	62.1	285.0
Reclassified to assets held for sale	14	—	(4.0)	(4.0)
Balance, end of the year		$1,564.0	$716.9	$2,280.9

Depletion, depreciation and impairment losses
Balance, beginning of the year		$1,227.5	$303.9	$1,531.4
Depletion and depreciation		59.8	38.5	98.3
Impairments		78.5	2.1	80.6
Disposals and derecognition		(1.3)	(26.0)	(27.3)
Effect of movements in exchange rates and other		143.3	106.6	249.9
Reclassified to assets held for sale	14	—	(3.1)	(3.1)
Balance, end of the year		1,507.8	422.0	1,929.8
Net book value		$56.2	$294.9	$351.1

Notes to the consolidated financial statements

Canadian $ millions, for the year ended December 31				2014
			Plant,
		Oil and Gas	equipment
	Note	properties	and land	Total

Cost
Balance, beginning of the year		$1,176.0	$581.9	$1,757.9
Additions		42.2	41.1	83.3
Additions and changes in estimates to environmental rehabilitation provisions		6.3	12.4	18.7
Disposals and derecognition		—	(2.0)	(2.0)
Effect of movements in exchange rates and other		79.1	25.8	104.9
Reclassified to assets held for sale	14	—	(9.3)	(9.3)
Balance, end of the year		$1,303.6	$649.9	$1,953.5

Depletion, depreciation and impairment losses
Balance, beginning of the year		$1,091.6	$273.5	$1,365.1
Depletion and depreciation		59.8	23.6	83.4
Impairments		—	2.1	2.1
Disposals and derecognition		—	(1.2)	(1.2)
Effect of movements in exchange rates and other		76.1	13.1	89.2
Reclassified to assets held for sale	14	—	(7.2)	(7.2)
Balance, end of the year		$1,227.5	$303.9	$1,531.4
Net book value		$76.1	$346.0	$422.1

Plant,
equipment
Canadian $ millions	and land

Assets under construction, included in above

As at December 31, 2015	18.3
As at December 31, 2014	17.5

Impairment of Oil assets

In the third quarter of 2015, the Corporation recognized an impairment loss of $80.6 million representing the write-down of certain Oil assets in the Oil and Gas segment to their recoverable amount as a result of lower oil price forecasts and drilling results from development wells at the Puerto Escondido/Yumuri extension that were below expectations. This impairment was recognized in the consolidated statements of comprehensive income (loss) as Impairment of Oil assets. The Corporation has four cash-generating units (“CGUs”) within its Oil and Gas segment. These CGUs are determined by geographical area or production-sharing contract (“PSC”). The impaired CGUs consisted of Puerto Escondido/Yumuri, Puerto Escondido/Yumuri extension and Spain. The recoverable amounts of the impaired CGUs were based on value in use and were $54.4 million as at September 30, 2015. In determining value in use for the CGU, the cash flows were discounted at a rate of 10%. The drilling results used in the value in use were derived from internal estimates.

In the fourth quarter of 2015, an independent qualified reserve analysis was received. Based on the Corporation’s review of this report, no additional impairment was recognized.

20.  INTANGIBLE ASSETS

Canadian $ millions, for the year ended December 31					2015
			Service
	Contractual	Exploration	concession
	arrange-	and	arrange-
	ments	Evaluation	ments	Other	Total

Cost
Balance, beginning of the year	$27.0	$12.3	$198.5	$9.1	$246.9
Additions through internal development	—	1.4	—	—	1.4
Disposals	—	—	—	—	—
Effects of movements in exchange rates	—	0.1	37.0	—	37.1
Balance, end of the year	$27.0	$13.8	$235.5	$9.1	$285.4

Amortization and impairment losses
Balance, beginning of the year	$21.2	$12.3	$57.1	$6.9	$97.5
Amortization	1.8	—	18.7	0.2	20.7
Disposals	—	—	—	—	—
Impairments	—	—	—	—	—
Effect of movements in exchange rates	—	—	12.4	—	12.4
Balance, end of the year	$23.0	$12.3	$88.2	$7.1	$130.6
Net book value	$4.0	$1.5	$147.3	$2.0	$154.8

Canadian $ millions, for the year ended December 31						2014
				Service
		Contractual	Exploration	concession
		arrange-	and	arrange-
	Note	ments	Evaluation	ments	Other	Total

Cost
Balance, beginning of the year		$27.0	$11.9	$179.5	$9.1	$227.5
Additions through internal development		—	0.5	2.8	—	3.3
Disposals		—	—	—	—	—
Effect of movements in exchange rates		—	(0.1)	16.2	—	16.1
Balance, end of the year		$27.0	$12.3	$198.5	$9.1	$246.9

Amortization and impairment losses
Balance, beginning of the year		$19.4	$—	$38.4	$6.0	$63.8
Amortization		1.8	—	14.8	0.9	17.5
Disposals		—	—	—	—	—
Impairments	6	—	12.3	—	—	12.3
Effect of movements in exchange rates		—	—	3.9	—	3.9
Balance, end of the year		$21.2	$12.3	$57.1	$6.9	$97.5
Net book value		$5.8	$—	$141.4	$2.2	$149.4

Notes to the consolidated financial statements

Contractual arrangements

In 2003, in connection with the acquisition of outside interests in Sherritt Power Corporation, the Corporation acquired significant long-term contractual arrangements.

Exploration and evaluation

For the year ended December 31, 2014, the Corporation recognized an impairment of $12.3 million related to Oil and Gas exploration assets in the North Sea and Alboran Sea.

Service concession arrangements

Construction at the Energas Boca de Jaruco facility was completed in February 2014.  Construction revenues and expenses relating to the construction activity for the year ended December 31, 2015 is nil (December 31, 2014 - $2.1 million).  Expenses incurred in relation to the construction activity are included in cost of sales on the consolidated statements of comprehensive income (loss). The amount of interest expense capitalized was nil as at December 31, 2015 (December 31, 2014 — $0.7 million at a weighted-average capitalization rate of 8.0%).

Other

In 2007, the Corporation acquired scientific and technical knowledge related primarily to hydrometallurgical technologies for the treatment and recovery of non-ferrous metals.

21.  LOANS AND BORROWINGS

Loans and borrowings

		2015	2014
Canadian $ millions, as at	Note	December 31	December 31

Long-term loans
8.00% senior unsecured debentures due 2018	16	$247.3	$246.5
7.50% senior unsecured debentures due 2020	16	246.5	246.0
7.875% senior unsecured debentures due 2022	16	240.3	239.2
Ambatovy Joint Venture Additional Partner loans	16	1,303.2	1,014.3
Ambatovy Joint Venture Partner loans	16	134.6	111.0
Syndicated revolving-term credit facility		55.0	—
Line of credit		35.0	—
Vendor financing		1.2	2.9
		2,263.1	1,859.9
Current portion of loans and borrowings		(91.2)	(1.6)
		$2,171.9	$1,858.3

Senior unsecured debentures

On October 10, 2014 the Corporation completed the purchase of $150.0 million of 8.00% Senior Unsecured Debentures due November 15, 2018 (2018 Debentures) and $250.0 million of 7.50% Senior Unsecured Debentures due September 24, 2020 (2020 Debentures) related to the previously announced offers of solicitation. Net of deferred financing costs, the Corporation’s outstanding 2018 Debentures decreased by $147.8 million and the outstanding 2020 Debentures decreased by $245.8 million. The tender of the 2018 Debentures and 2020 Debentures and the receipt of consents required the Corporation to pay tender, consent and dealer fees of $19.0 million plus accrued interest to the date of repurchase of $5.6 million in October 2014.

Additionally, on October 10, 2014, the Corporation completed an issuance of $250.0 million of 7.875% Senior Unsecured Notes due in 2022.  The net proceeds of approximately $239.0 million (after the deduction of expenses and discounts) were used with cash on hand to fund the repurchase and redemption of the Corporation’s outstanding 7.75% Senior Unsecured Debentures due October 15, 2015 (2015 Debentures). In connection with the repurchase and redemption of the 2015 Debentures, the Corporation was required to pay an early redemption premium on the principal amount of $14.6 million plus accrued interest of $1.5 million.

During the third quarter of 2014, the Corporation received consent to amend the Corporation’s indentures. Under the new indenture agreement the Corporation is subject to certain covenants, including financial covenants which, if exceeded, limit or prohibit the incurrence of indebtedness and the ability to make certain distributions. The financial covenants are as follows; earnings before interest, taxes, depreciation and amortization (EBITDA)-to-interest expense ratio of no less than 2:1 and total indebtedness-to-EBITDA ratio not to exceed 3:1. The amendments were adopted for all outstanding debentures of the Corporation on October 10, 2014.

The 8.00% senior unsecured debentures, due 2018, are net of financing costs of $2.7 million at December 31, 2015 (December 31, 2014 - $3.5 million).

The 7.50% senior unsecured debentures, due 2020, are net of financing costs of $3.5 million at December 31, 2015 (December 31, 2014 - $4.0 million).

The 7.875% senior unsecured debentures, due 2022, are net of financing costs of $9.7 million at December 31, 2015 (December 31, 2014 - $10.8 million).

Ambatovy Joint Venture additional partner loans

Sherritt has arrangements with its Ambatovy Joint Venture partners, Sumitomo and Kores, for a mechanism through which the joint venture partners would finance the Corporation’s pro-rata share of shareholder funding requirements for the Ambatovy Joint Venture up to US$600.9 million plus accrued interest.

These loans, which are fully drawn, are non-recourse to the Corporation except in circumstances where there is a direct breach by the Corporation of restrictions in the loan documents, which limit the activities of certain subsidiaries and the use of proceeds from the loans to the development of the Ambatovy mine.

Interest and principal on these loans will be repaid solely through the Corporation’s share of the distributions from the Ambatovy Joint Venture. However, the Corporation has the right to prepay some or all of the loans at its option. Until the Ambatovy Joint Venture additional partner loans and the Ambatovy Joint Venture partner loans, as described below, are fully repaid, 45% of the Corporation’s share of distributions will be applied to repay the Ambatovy Joint Venture additional partner loans, 25% will be applied to repay the Ambatovy Joint Venture partner loans and the remaining 30% will be payable to the Corporation. When one loan has been repaid in full, 70% of such distributions will be applied to repay the loan that remains outstanding and the Corporation will receive the balance of the distributions until such time as both loans have been repaid in full and the Corporation will be entitled to receive all of its distributions.

Each lender individually has the right to exchange some or all of its Ambatovy Joint Venture additional partner loan for up to a maximum 15% equity interest, in aggregate, at any time. Exercise of these rights in full would reduce Sherritt’s interest in the Ambatovy Joint Venture to 25%. This right is subject to senior project lender consent and Sherritt’s right to repay such loans and avoid the reduction in its equity interest.

The lenders’ conversion option incorporated in these loan agreements is an embedded derivative. The lenders’ conversion option has been bifurcated from the loan and ascribed a nominal value. These loans carry interest at a rate of six-month LIBOR plus 7.0% per annum.

The principal amount outstanding under this facility at December 31, 2015 was $1,303.2 million, including accrued interest (December 31, 2014 - $1,014.3 million). This amount is net of financing costs of $2.2 million at December 31, 2015 (December 31, 2014 - $2.5 million).

Ambatovy Joint Venture partner loans

In 2008, the Ambatovy Joint Venture partners finalized agreements to provide Sherritt with loans of up to US$236.0 million to be used to fund Sherritt’s contributions for the project. The loans are provided at an interest rate based on a six-month LIBOR plus 1.125% with a 15-year term. Should Ambatovy distributions be insufficient to repay the loans in full, the Corporation will have the option to repay any outstanding balance in either cash or its common shares.

As a condition for providing funding under the Ambatovy Joint Venture additional partner loan agreements (described above), the Corporation was required to repay from the proceeds of these loans US$50.0 million of the existing Ambatovy Joint Venture partner loans such that the principal amount of the original loans is US$85.4 million. The principal amount outstanding under this facility at December 31, 2015 was $134.6 million, including accrued interest (December 31, 2014 - $111.0 million).  This amount is net of financing costs of $0.5 million at December 31, 2015 (December 31, 2014 - $0.6 million).  The advances continue to bear interest at a rate of LIBOR plus 1.125%. The Corporation’s ability to draw additional amounts on the facility expired on August 22, 2014.

Notes to the consolidated financial statements

Syndicated revolving-term credit facility

In September 2015, the Corporation amended the terms of the syndicated revolving-term credit facility to extend the maturity date to November 30, 2016 and increase the maximum credit available from $90.0 to $115.0 million. The total available draw is based on eligible receivables and inventory. The interest rate on the facility remains unchanged at prime plus 2.25% per annum or bankers’ acceptances plus 3.25%. The facility is subject to the following financial covenants: net financial debt-to-EBITDA covenant of 3.75:1, financial debt-to-equity covenant of 0.55:1 and EBITDA-to-interest expense covenant of not less than 3:1. As at December 31, 2015, the Corporation had $47.5 million of letters of credit outstanding on this facility (December 31, 2014 - $56.6 million). As at December 31, 2015, $55.0 million has been drawn on this facility (December 31, 2014 - nil).

Line of credit

In September 2015, the Corporation amended the terms of the line of credit to extend the maturity date to November 30, 2016 and increase the maximum credit available from $20.0 to $35.0 million. The interest rate on the facility increased from prime plus 2.25% or bankers’ acceptance plus 3.25% per annum to prime plus 2.75% or bankers’ acceptances plus 3.75% per annum. This facility is subject to the same financial covenants as the syndicated revolving-term credit facility.  As at December 31, 2015, $35.0 million was drawn on this line of credit (December 31, 2014 - nil).

Interest and accretion

Interest and accretion expense on loans and borrowings was $149.9 million for the year ended December 31, 2015 ($150.7 million for the year ended December 31, 2014).

Interest has been capitalized at the rate of interest applicable to the specific borrowings financing the assets under construction, exploration and evaluation efforts and the service concession agreement.  Where these assets have been financed through general borrowings, interest has been capitalized at a rate representing the average interest rate on such borrowings. The amount of interest expense capitalized was nil for the year ended December 31, 2015 (December 31, 2014 — $0.7 million at a weighted-average capitalization rate of 8.0%).

Covenants

As at December 31, 2015, the Corporation exceeded the financial debt to equity covenant of the Syndicated revolving-term credit facility and line of credit as a result of impairment charges recognized on the assets of the Ambatovy Joint Venture.  Exceeding this covenant gives the lender the option to accelerate the repayment terms of this facility. Subsequent to year end, the Corporation received a waiver for this covenant on the Syndicated revolving-term credit facility as at December 31, 2015.  In addition, a waiver was also received for this covenant on the line of credit. This waiver is temporary while discussions are ongoing with the line of credit lender.

22.  PROVISIONS, CONTINGENCIES AND GUARANTEES

	2015	2014
Canadian $ millions, as at	December 31	December 31

Environmental rehabilitation provisions	$107.8	$101.7
Other provisions	18.8	25.1
	126.6	126.8
Current portion of provisions	(18.8)	(18.0)
	$107.8	$108.8

Environmental rehabilitation provisions

Provisions for environmental rehabilitation obligations are recognized in respect of Oil and Gas, Power and mining operations and include associated infrastructure and buildings, such as oil and gas production facilities, refinery, fertilizer and utilities facilities.  The obligations normally take place at the end of the asset’s useful life.

The following is a reconciliation of the environmental rehabilitation provisions:

Canadian $ millions, for the years ended December 31	Note	2015	2014

Balance, beginning of the year		$101.7	$83.6
Additions		0.2	0.3
Change in estimates		0.7	18.3
Utilized during the year		(0.1)	—
Accretion	11	1.1	1.4
Effect of movement in exchange rates		4.2	(1.9)
Balance, end of the year		$107.8	$101.7

The 2015 change in estimates is primarily the result of discount rates increasing by approximately 0.3% during the year due to higher government bond yields and updates on remediation estimates.

The Corporation has estimated that it will require approximately $141.9 million in undiscounted cash flows to settle these obligations.  The payments are expected to be funded by cash generated from operations. Discount rates from 1.78% to 10.12% were applied to expected future cash flows to determine the carrying value of the environmental rehabilitation provision.

Other provisions

The following is a reconciliation of other provisions:

Canadian $ millions, for the years ended December 31	2015	2014

Balance, beginning of the year	$25.1	$41.3
Additions	5.0	—
Change in estimates	—	9.7
Utilized during the year	(11.3)	(25.9)
Balance, end of the year	$18.8	$25.1

On October 31, 2013 a breach of an onsite water containment pond occurred at the Coal operations’ Obed Mountain mine near Hinton, Alberta.  The release consisted of 670,000 cubic metres of process water, containing water mixed with clay, mud, slate and coal particles.  The Corporation continues to be subject to financial obligations relating to the Obed breach subsequent to the sale of the Coal operations (note 13).  Other provisions includes additions of $5.0 million during the year ended December 31, 2015 for financial obligations relating to the Obed breach reflecting management’s best estimate of penalties arising from regulatory charges, including the provincial charges laid in October 2015 by the Alberta Crown Prosecutor.

As the Obed breach occurred within the Coal operations, the $5.0 million change in estimate recognized in the current year has been included within discontinued operations (note 13).

Contingencies

A number of the Corporation’s subsidiaries and affiliates have operations located in Cuba. The Corporation will continue to be affected by the difficult political relationship between the United States and Cuba. The Corporation has received letters from U.S. citizens claiming ownership of certain Cuban properties or rights in which the Corporation has an indirect interest, and explicitly or implicitly threatening litigation. Having regard to legal and other developments in the United States, and remedies available in Canada and in Europe, the Corporation believes that the impact of any claims against it will not be material.

In addition to the above matter, the Corporation and its subsidiaries are also subject to routine legal proceedings and tax audits. The Corporation does not believe that the outcome of any of these matters, individually or in aggregate, would have a material adverse effect on its consolidated net earnings, cash flow or financial position.

Notes to the consolidated financial statements

23.  SHAREHOLDERS’ EQUITY

Normal Course Issuer Bid

On October 29, 2014, the Corporation received approval from the TSX to commence a normal course issuer bid (NCIB) to purchase for cancellation up to 14,875,944 common shares, representing approximately 5% of its issued and outstanding common shares until November 2, 2015. Based on the average daily trading volumes, daily purchases were limited to 300,404 common shares, other than block purchase exceptions.

For the year ended December 31, 2014, the Corporation purchased and cancelled 3,960,300 under the NCIB at an average cost of $2.52 per share, for an aggregate cost of $10.0 million.  For the year ended December 31, 2015, the Corporation did not purchase or cancel any common shares under the NCIB.  The Corporation’s NCIB expired on November 2, 2015 and was not renewed.

Capital Stock

The Corporation’s common shares have no par value and the authorized share capital is composed of an unlimited number of common shares.  The changes in the Corporation’s outstanding common shares were as follows:

Canadian $ millions, except share amounts, for the years ended December 31		2015		2014
	Note	Number	Capital stock	Number	Capital stock

Balance, beginning of the year		293,271,191	$2,772.9	296,939,426	$2,808.5
Restricted stock plan (vested)	24	260,400	1.6	73,500	0.7
Employee share purchase plan (vested)	24	321,410	0.8	218,565	1.2
Share repurchase		—	—	(3,960,300)	(37.5)
Balance, end of the year		293,853,001	$2,775.3	293,271,191	$2,772.9

The following dividends were paid or were declared but unpaid:

	For the		For the
	year ended		year ended
	December 31		December 31
Canadian $ millions, except per share amounts	2015		2014
	Per share	Total	Per share	Total

Dividends paid during the year	$0.030	$9.0	$0.074	$21.9
Dividends declared but unpaid	—	—	0.010	3.0

On September 17, 2015, the Corporation’s Board of Directors suspended its quarterly dividend of $0.01 per common share.

Reserves

Canadian $ millions, for the years ended December 31	Note	2015	2014
Stated capital reserve
Balance, beginning of the year		$217.8	$190.3
Share repurchase		—	27.5
Balance, end of the year		217.8	217.8

Stock-based compensation reserve(1)

Balance, beginning of the year		$7.4	$6.2
Restricted stock plan (vested)	24	(1.6)	(0.7)
Restricted stock plan expense	24	0.1	0.7
Employee share purchase plan (vested)	24	(0.1)	(0.2)
Employee share purchase plan expense	24	—	0.1
Stock option plan expense	24	1.3	1.3
Balance, end of the year		7.1	7.4
Total reserves, end of the year		$224.9	$225.2

(1)        Stock-based compensation reserve relates to equity-settled compensation plans issued by the Corporation to its directors, officers and employees.

Accumulated other comprehensive income

Canadian $ millions, for the years ended December 31	Note	2015	2014
Foreign currency translation reserve
Balance, beginning of the year		$323.8	$63.0
Foreign currency translation differences on foreign operations		579.2	260.8
Balance, end of the year		903.0	323.8

Actuarial (losses) gains on defined benefit obligation
Balance, beginning of the year		$(3.3)	$(1.0)
Actuarial (losses) gains on defined benefit obligation, net of tax
Continuing operations		(0.2)	(1.1)
Discontinued operations		—	0.6
Reclassification due to settlement of pension obligation	13	—	(1.8)
Balance, end of the year		$(3.5)	$(3.3)
Total accumulated other comprehensive income		$899.5	$320.5

Accumulated foreign currency translation reserve

Accumulated other comprehensive income includes a reserve pertaining to the accumulated foreign currency translation adjustment which relates to deferred exchange gains and losses arising from the translation of the financial statements of the Corporation’s foreign operations which have a foreign dollar functional currency.

Accumulated actuarial gains and losses on defined benefit obligations reserve

Accumulated other comprehensive income also includes a reserve relating to changes in defined benefit obligations and plan assets.

In 2014, the Corporation elected to reclassify actuarial losses, included in accumulated other comprehensive income (loss), to retained earnings upon settlement of a pension obligation triggered by the sale of its coal business.

Notes to the consolidated financial statements

24.  STOCK-BASED COMPENSATION PLANS

Stock options and options with tandem stock appreciation rights

The Corporation maintains a stock option plan, pursuant to which securities of the Corporation may be issued as compensation. Eligible participants are those persons designated from time to time by the Human Resources Committee of the Board of Directors (the Committee) from among the executive officers and certain senior employees of the Corporation or its subsidiaries who occupy responsible managerial or professional positions and who have the capacity to contribute to the success of the Corporation.

Under the Corporation’s stock option plan, the Committee has the discretion to attach Tandem SARs to options, which entitles the holder to a cash payment of the difference between the option’s exercise price and the volume-weighted average trading price of a share on the Toronto Stock Exchange for the five trading days preceding the exercise date.  Options with Tandem SARs have not been issued since March 2010.

The maximum number of stock options issuable is 17,500,000. The remaining number of options which may be issued under the stock option plan is 4,617,958 at December 31, 2015. Under the stock option plan, the exercise price of each option equals the volume-weighted average trading price over the five days prior to the date the option is granted. An option’s maximum term is 10 years. Options vest on such terms as the Committee determines, generally in three equal instalments on the annual anniversary date of the grant of the options. When options with or without Tandem SARs are exercised, the related options are cancelled and the shares underlying such options are cancelled and are no longer available for issuance under the stock option plan.

The following is a summary of stock option activity:

Canadian $, except number of options, for the years ended December 31	2015		2014
		Weighted-		Weighted-
		average		average
	Number of	exercise	Number of	exercise
	options	price	options	price

Outstanding, beginning of the year	5,518,752	$7.52	4,868,249	$8.70
Granted	2,075,600	2.07	1,233,200	3.02
Forfeited	(1,090,003)	5.40	(582,697)	7.85
Expired	(355,000)	11.97	—	—
Outstanding, end of the year	6,149,349	$5.80	5,518,752	$7.52
Options exercisable, end of the year	3,497,447	$8.22	3,604,288	$9.46

The following table summarizes information on stock options outstanding and exercisable:

As at December 31	2015
		Weighted-			Exercisable
		average	Weighted-		weighted-
		remaining	average		average
	Number	contractual	exercise	Number	exercise
Range of exercise prices	outstanding	life (years)	price	exercisable	price

$2.11 - $5.05	2,836,800	8.8	$2.49	379,032	$3.09
$5.06 - $9.77	2,344,216	5.0	6.55	2,150,082	6.68
$9.78 - $11.64	283,333	0.2	10.46	283,333	10.46
$11.65 - $15.23	685,000	1.9	14.98	685,000	14.98
Total	6,149,349	6.2	$5.80	3,497,447	$8.22

As at December 31, 2015, 2,023,549 options with tandem SARs (December 31, 2014 — 2,575,552) and 4,125,800 options without tandem SARs (December 31, 2014 — 2,943,200) remained outstanding for which the Corporation has recognized a compensation expense of $0.8 million for the year ended December 31, 2015 (compensation expense of $0.5 million for the year ended December 31, 2014 of which a compensation recovery of $0.1 million is included in earnings from discontinued operations).  The carrying amount of liabilities associated with cash-settled stock option compensation arrangements is nil as at December 31, 2015 (December 31, 2014 — $0.5 million).

Inputs for measurement of grant date fair values

The fair value at the grant date of the stock options was measured using Black-Scholes.  The following summarizes the weighted average fair value measurement factors for options granted during the year:

Canadian $, except as noted, for the years ended December 31	2015	2014

Share price at grant date	$2.07	$3.04
Exercise price	$2.07	$3.02
Risk-free interest rates (based on 10-year Government of Canada bonds)	1.50%	2.39%
Expected volatility	51.78%	49.10%
Expected dividend yield	1.74%	1.41%
Expected life of options	10 years	10 years
Weighted-average fair value of options granted during the year	$1.00	$1.55

Expected volatility is estimated based on the average historical share price volatility for a period equal to the expected life of the option. The expected life of the option is estimated to equal its legal life at the time of grant. The expected dividend yield is determined by comparing the most recent dividend payment to the share price at grant date.

Other stock-based compensation

Restricted Share Units (RSUs)

Under the terms of the Executive Share Unit Plan, the RSUs are available to be granted to executives and employees. The RSUs represent a right to receive a cash amount payable by the Corporation to a participant at the end of the vesting period for RSUs determined by reference to the market price of the common shares multiplied by the number of RSUs held by the participant as adjusted for dividend equivalents credited. RSUs are issued subject to vesting conditions, including performance criteria, if any, which are set by the Committee. The RSUs vest at the sole discretion of the Committee.  RSUs vest not later than the earlier of (a) the earlier of: (i) December 31 of the third calendar year following the calendar year in respect of which the RSUs were granted or (ii) the date set out in the RSU grant agreement; and (b) the date of death of a participant. The vesting date set out in the grant agreement is typically the third anniversary of the grant date. The Corporation shall redeem all of a participant’s vested RSUs on the vesting date and may, at the discretion of the Committee, redeem all or any part of a participant’s unvested RSUs prior to the vesting date.

Beginning in 2013, the Corporation began issuing performance based RSUs to certain employees, which vest at the end of three years.  Under the plan, each unit awarded is equivalent to a common share. A liability is accrued related to the units awarded and a compensation expense is recognized in the consolidated statement of comprehensive income (loss) over the service period required for employees to become fully entitled to the award. At the maturity date, the participant receives cash representing the value of the units. The final number of units that vest will vary from 80% to 120% of the number of outstanding units on the vesting date (initial number awarded plus additional units for dividend equivalents) based on the Corporation’s total shareholder return relative to a benchmark index comprised of mining and oil and gas companies.

Deferred Share Units (DSUs)

Under the terms of the Non-executive Directors’ Deferred Share Unit Plan, the DSUs are available to be granted to non-executive directors. The DSUs represent a right to receive a cash amount payable by the Corporation to a participant following departure from the Board of Directors. The value payable is determined by reference to the market price of the common shares multiplied by the number of DSUs held by the participant as adjusted for dividend equivalents credited. DSUs vest on the later of (a) the grant date or (b) the date that any terms of vesting conditions attached to the DSUs are satisfied. DSUs generally vest on the grant date. DSUs are redeemed by the Corporation at the election of the participant by filing a notice of redemption not earlier than the participant’s termination date and not later than December 1st of the calendar year following the termination date.

Restricted Stock Plan (RSP)

The Corporation has a Restricted Stock Plan intended for senior executives, under which the Committee may grant restricted shares to employees of the Corporation. Under the terms of the plan, shares that are issued are subject to vesting conditions, which are set by the Committee for each grant of restricted stock. The shares granted under this plan are purchased on the open market by a trustee and held in each participant’s custodial account until the vesting conditions have been met, or the shares are forfeited. The participant owns the restricted shares but cannot dispose or otherwise transfer ownership of them until the restrictions and performance conditions, if any, specified by the Committee at the time of grant have been satisfied.

Notes to the consolidated financial statements

For accounting purposes, these shares are excluded from the number of outstanding common shares of the Corporation and reduce the capital stock of the Corporation. As the shares vest, the shares are included in the number of outstanding common shares of the Corporation and the capital stock of the Corporation is increased accordingly. The Corporation purchased nil common shares during the year ended December 31, 2015 (for the year ended December 31, 2014 the Corporation purchased nil common shares). These shares are excluded from the calculation of the weighted-average number of common shares used for the purposes of calculating basic earnings per share.

Employee Share Purchase Plan

The Employee Share Purchase Plan (Share Purchase Plan) was intended to allow eligible employees of the Corporation to purchase shares of the Corporation by means of automatic payroll deductions. Employees of the Corporation were typically eligible to participate in the Share Purchase Plan after one year of continuous service. Under the terms of the Share Purchase Plan, participating employees were able to purchase shares by electing to have an amount (up to 5% of their previous year’s earnings) withheld by payroll deduction over a two-year period (Purchase Period). The purchase price of the shares was the lower of the share price at the beginning of the two-year Purchase Period and the share price at the end of the Purchase Period. On June 30, 2015, this two-year Purchase Period ended and the Share Purchase Plan was closed.

The Corporation was authorized to issue up to 3,300,000 shares under the Share Purchase Plan. The Corporation issued 326,875 common shares to employees during the year ended December 31, 2015 (December 31, 2014 — 218,565) under the Share Purchase Plan for total consideration of $0.7 million (December 31, 2014 - $1.0 million) and has, since its inception in 1996, issued an aggregate of 2,701,480 common shares to employees.

A summary of the Share Purchase Plan units, RSUs, DSUs and RSP units outstanding as at December 31, 2015 and 2014 and changes during the year ended is as follows:

For the year ended December 31	2015
	Share
	Purchase Plan	RSU	DSU	RSP

Outstanding, beginning of the year	293,280	4,696,518	375,314	287,400
Issued	—	3,568,505	455,155	—
Dividends credited	—	87,802	6,267	—
Exercised	(326,875)	—	—	—
Forfeited	(133,940)	(445,577)	—	—
Adjusted on settlement	167,535	—	—	—
Vested	—	(698,311)	(98,037)	(260,400)
Outstanding, end of the year	—	7,208,937	738,699	27,000
Units exercisable, end of the year	n/a	n/a	738,699	n/a

For the year ended December 31	2014
	Share
	Purchase Plan	RSU	DSU	RSP

Outstanding, beginning of the year	774,560	2,838,197	422,961	360,900
Issued	58,595	2,534,277	189,040	—
Dividends credited	—	73,886	9,235	—
Exercised	(218,565)	—	—	—
Forfeited	(355,590)	(43,612)	—	—
Adjusted on settlement	34,280	—	—	—
Vested	—	(706,230)	(245,922)	(73,500)
Outstanding, end of the year	293,280	4,696,518	375,314	287,400
Units exercisable, end of the year	n/a	n/a	375,314	n/a

For other stock-based compensation plans the Corporation recorded a compensation recovery of $1.8 million for the year ended December 31, 2015 (compensation expense of $4.0 million for the year ended December 31, 2014 of which $0.6 million is included in loss from discontinued operations).  The carrying amount of liabilities associated with cash-settled compensation arrangements is $3.1 million as at December 31, 2015 (December 31, 2014 - $6.3 million).

Measurement of fair values at grant date

The fair value of the RSUs, DSUs and RSPs are determined by reference to the market value and performance conditions, as applicable, of the shares at the time of grant.

The number of units subject to the RSU performance conditions outstanding at December 31, 2015 was 7,132,981 (December 31, 2014 — 3,924,456).

The following summarizes the grant date fair values for the Share Purchase Plan, RSU and DSU units granted:

Canadian $, for the years ended December 31	2015	2014

Share Purchase Plan	$—	$3.31
RSU	2.05	3.04
DSU	1.70	3.70

The intrinsic value of cash-settled stock-based compensation awards vested and outstanding as at December 31, 2015 was $3.1 million (December 31, 2014 - $7.0 million).

Employee share ownership plan

The Corporation offers an employee share ownership plan (ESOP) for eligible employees. Under the ESOP, contributions by the Corporation and eligible employees will be used by the plan administrator to make purchases of common shares of the Corporation on the open market. Each eligible employee may contribute up to 10% of the employee’s salary to the ESOP. The Corporation will match 50% of employee contributions to the plan, up to a maximum annual contribution. Employer contributions will be used by the plan administrator to purchase additional common shares in the Corporation.  These additional shares cannot be sold or withdrawn until the employee has participated in the plan for a continuous 24 month period. Shareholder approval is not required for this plan or any amendments to this plan.

The Corporation accounts for its contributions as compensation and benefits expense when the amounts are contributed to the plan. Compensation and benefits expense related to this plan was $0.6 million for the year ended December 31, 2015 ($0.2 million for the year ended December 31, 2014).

25.  CASH FLOWS

Other operating items

Canadian $ millions, for the years ended December 31	Note	2015	2014

Add (deduct) non-cash items:
Accretion expense on environmental rehabilitation provisions	11, 22	$1.1	$1.4
Stock-based compensation (recovery) expense, net	24	(1.0)	4.0
Other items		12.3	11.8
Cash flow arising from changes in:
Other finance charges	11	(10.6)	(12.5)
Realized foreign exchange gain (loss)	11	1.5	(0.2)
		$3.3	$4.5

Net change in non-cash working capital

Canadian $ millions, for the years ended December 31	2015	2014

Trade accounts receivable	$38.1	$7.8
Inventories	(3.6)	6.0
Prepaid expenses	(7.5)	(7.4)
Trade accounts payable and accrued liabilities	(55.3)	38.5
Deferred revenue	7.2	(10.7)
	$(21.1)	$34.2

Notes to the consolidated financial statements

26.  FINANCIAL RISK AND CAPITAL RISK MANAGEMENT

Risk management policies and hedging activities

The Corporation is sensitive to changes in commodity prices, foreign exchange and interest rates. The Corporation’s Board of Directors has overall responsibility for the establishment and oversight of the Corporation’s risk management framework. Although the Corporation has the ability to address its price-related exposures through the use of options, futures and forward contracts, it does not generally enter into such arrangements. The Corporation reduces the business-cycle risks inherent in its commodity operations through industry diversification.

Credit risk

Sherritt’s sales of nickel, cobalt, oil, gas and electricity expose the Corporation to the risk of non-payment by customers. Sherritt manages this risk by monitoring the creditworthiness of its customers, covering some exposure through receivables insurance, documentary credit and seeking prepayment or other forms of payment security from customers with an unacceptable level of credit risk. In addition, there are certain credit risks that arise due to the fact that all sales of oil and electricity in Cuba are made to agencies of the Cuban government. Although Sherritt seeks to manage its credit risk exposure, there can be no assurance that the Corporation will be successful in eliminating the potential material adverse impacts of such risks.

Cuba

The Corporation has credit risk exposure related to its share of cash, accounts receivable, advances and loans receivable and certificates of deposit associated with its businesses located in Cuba or businesses which have Cuban joint venture partners as follows:

	2015	2014
Canadian $ millions, as at	December 31	December 31

Cash	$9.8	$19.0
Trade accounts receivable, net	155.8	140.7
Advances and loans receivable	585.7	609.3
Total	$751.3	$769.0

The table above reflects the Corporation’s maximum credit exposure to Cuban counterparties which may differ from balances in the consolidated results due to eliminations in accordance with accounting principles for subsidiaries and joint ventures.

Madagascar

The Corporation has credit risk exposure in Madagascar related to its share (40% basis) of net accounts receivable of $35.8 million associated with the Ambatovy Joint Venture including value added tax (VAT) receivables of $6.2 million from the government of Madagascar.  The VAT receivable is net of a provision of $100.5 million (40% basis) reflecting the diminished likelihood of receipt of these amounts.  As at December 31, 2015, total overdue VAT receivable (net of provision) for the Ambatovy Joint Venture amount to $5.5 million (40% basis).

Liquidity risk

Liquidity risk is the risk that the Corporation will not be able to meet its obligations associated with financial liabilities.  Liquidity risk arises from the Corporation’s financial obligations and in the management of its assets, liabilities and capital structure. The Corporation manages this risk by regularly evaluating its liquid financial resources to fund current and long-term obligations and to meet its capital commitments in a cost-effective manner.

The main factors that affect liquidity include realized sales prices, production levels, cash production costs, working capital requirements, capital-expenditure requirements, scheduled repayments of long-term loans and borrowing obligations, credit capacity and debt and equity capital market conditions.

The Corporation’s liquidity requirements are met through a variety of sources, including cash and cash equivalents, cash generated from operations, existing credit facilities, leases, and debt and equity capital markets.

At December 31, 2015, considering the Corporation’s financial position, the Corporation currently does not expect to access public debt and equity capital markets for financing over the next 12 months. However, the Corporation may access these markets.

Based on management’s assessment of its financial position and liquidity profile at December 31, 2015, the Corporation will be able to satisfy its current and long-term obligations as they come due.

The agreements establishing certain jointly controlled entities require the unanimous consent of shareholders to pay dividends. It is not expected that this restriction will have a material impact on the ability of the Corporation to meet its obligations.

Financial obligation maturity analysis

The Corporation’s significant contractual commitments, obligations, and interest and principal repayments in respect of its financial liabilities are presented in the following table:

			Falling	Falling	Falling	Falling	Falling
		Falling	due	due	due	due	due in
		due within	between	between	between	between	more than
Canadian $ millions, as at December 31, 2015	Total	1 year	1-2 years	2-3 years	3-4 years	4-5 years	5 years

Trade accounts payable and accrued liabilities	$73.6	$73.6	$—	$—	$—	$—	$—
Income taxes payable	2.4	2.4	—	—	—	—	—
Senior unsecured debentures	1,041.4	58.4	58.4	308.4	38.4	288.4	289.4
Ambatovy Joint Venture Additional Partner Loans (non-recourse)(1)	4,985.2	—	—	—	—	—	4,985.2
Ambatovy Joint Venture Partner Loans(1)	168.1	—	—	—	—	—	168.1
Other loans and borrowings	95.2	95.2	—	—	—	—	—
Provisions	160.7	19.1	4.2	4.4	—	0.4	132.6
Operating leases	20.0	2.9	2.9	3.0	3.0	3.0	5.2
Total	$6,546.6	$251.6	$65.5	$315.8	$41.4	$291.8	$5,580.5

(1)        Ambatovy Joint Venture Additional Partner loans and Partner loans are loans provided by the Ambatovy Joint Venture partners to finance Sherritt’s portion of the funding requirements of the Joint Venture, bearing interest of LIBOR plus a margin of 7.0% and 1.125%, respectively. These partner loans are to be repaid from the Corporation’s share of cash distributions from the Ambatovy Joint Venture (note 21).  The amounts above are based on management’s best estimate of future cash flows including estimating assumptions such as commodity prices, production levels, cash costs of production, capital and reclamation costs.  The Ambatovy Joint Venture Additional Partner loans are non-recourse to Sherritt unless there is a direct breach of certain restrictions stipulated in the loan documents.  The maturity analysis table includes an estimate of interest repayments.

As a result of the Corporation’s 40% interest in the Ambatovy Joint Venture, its proportionate share of significant undiscounted commitments of the joint venture include accounts payable of $127.0 million, income taxable payable of $6.4 million, environmental rehabilitation commitments of $227.5 million, other contractual commitments of $29.5 million and senior debt financing of $1,066.8 million.

As a result of the Corporation’s 50% interest in the Moa Joint Venture, its proportionate share of significant undiscounted commitments of the joint venture include accounts payable of $34.2 million, income taxes payable of $1.5 million, advances and loans payable of $218.2 million, environmental rehabilitation commitments of $87.6 million and other commitments of $0.9 million.

Market risk

Market risk is the potential for financial loss from adverse changes in underlying market factors, including foreign exchange rates, commodity prices, interest rates and stock-based compensation costs.

Foreign exchange risk

Many of Sherritt’s businesses transact in currencies other than the Canadian dollar.  The Corporation is sensitive to foreign exchange exposure when commitments are made to deliver products quoted in foreign currencies or when the contract currency is different from the product price currency.  Derivative financial instruments are not used to reduce exposure to fluctuations in foreign exchange rates.  The Corporation is also sensitive to foreign exchange risk arising from the translation of the financial statements of subsidiaries with a functional currency other than the Canadian dollar impacting other comprehensive income (loss).

Based on financial instrument balances as at December 31, 2015, a strengthening or weakening of $0.05 of the Canadian dollar to the U.S. dollar with all other variables held constant could have an unfavourable or favourable impact of approximately $43.1 million, respectively, on net loss.

Notes to the consolidated financial statements

Based on financial instrument balances as at December 31, 2015, a strengthening or weakening of $0.05 of the Canadian dollar to the U.S. dollar with all other variables held constant could have a favourable or unfavourable impact of approximately $41.9 million, respectively, on other comprehensive income.

Commodity price risk

The Corporation is exposed to fluctuations in certain commodity prices. Realized prices for finished products and for input commodities are the most significant factors affecting the Corporation’s revenue and earnings. Revenue, earnings and cash flows from the sale of nickel, cobalt and oil are sensitive to changes in market prices over which the Corporation has little or no control.

The Corporation has the ability to address its price-related exposures through the limited use of options and future and forward contracts, but generally does not enter into such arrangements. Sherritt reduces the business-cycle risks inherent in its commodity operations through industry diversification.

The Corporation has certain provisional pricing agreements in Metals. These provisionally priced transactions are periodically adjusted to actual as prices are confirmed as the settlement occurs within a short period of time. In periods of volatile price movements, adjustments may be material.

Interest rate risk

The Corporation is exposed to interest rate risk based on its outstanding loans and borrowings, and short-term and other investments.  A change in interest rates could affect future cash flows or the fair value of financial instruments.

Based on the balance of short-term and long-term loans and borrowings, cash equivalents, short-term and long-term investments, and advances and loans receivable at December 31, 2015, excluding interest capitalized to project costs, a 1.0% decrease or increase in the market interest rate could decrease or increase the Corporation’s net earnings by approximately $3.5 million, respectively.  The Corporation does not engage in hedging activities to mitigate its interest rate risk.

Stock-based compensation risk

The Corporation is exposed to a financial risk related to stock-based compensation costs.

Potential fluctuations in the price of Sherritt’s common shares would have an impact on the stock-based compensation expense. Based on balances at December 31, 2015, a strengthening or weakening of $0.50 in the price of the Corporation’s common shares would have had an unfavourable or favourable impact of approximately $2.1 million on annual net earnings, respectively.

Capital risk management

In the definition of capital, the Corporation includes, as disclosed in its consolidated financial statements and notes: capital stock, deficit and available credit facilities.

	2015	2014
Canadian $ millions, as at	December 31	December 31

Capital stock	$2,775.3	$2,772.9
Deficit	(2,342.6)	(259.9)
Available credit facilities	2.6	53.4

The Corporation’s objectives, when managing capital, are to maintain financial liquidity and flexibility in order to preserve its ability to meet financial obligations throughout the various resource cycles with sufficient capital and capacity to manage unforeseen operational and industry developments and to ensure the Corporation has the capital and capacity to allow for business growth opportunities and/or to support the growth of its existing businesses.

In order to maintain or adjust its capital structure, the Corporation may purchase shares for cancellation pursuant to normal course issuer bids, issue new shares, repay outstanding debt, issue new debt (secured, unsecured, convertible and/or other types of available debt instruments), refinance existing debt with different characteristics, acquire or dispose of assets or adjust the amount of cash and short-term investment balances.

Certain of the Corporation’s credit facilities, loans and debentures have financial tests and other covenants with which the Corporation and its affiliates must comply. Non-compliance with such covenants could result in accelerated repayment of the related debt or credit facilities and reclassification of the amounts to current liabilities. The Corporation monitors its covenants on an ongoing basis and reports on its compliance with the covenants to its lenders on a quarterly basis.

Refer to note 21 for the Corporation’s compliance with financial covenants as at December 31, 2015.

27.  RELATED PARTY TRANSACTIONS

The Corporation and subsidiaries provide goods, labour, advisory and other administrative services to jointly controlled entities and an associate at fair value. The Corporation and its subsidiaries also market, pursuant to sales agreements, a portion of the nickel, cobalt and certain by-products produced by certain jointly controlled entities and an associate in the Metals business.

Balances and transactions between the Corporation and its subsidiaries, which are related parties of the Corporation, have been eliminated and are not disclosed in this note. A listing of the Corporation’s subsidiaries is included in note 2.2.

A description of the Corporation’s interests in an associate and its interest in jointly controlled entities are included in notes 7 and 8, respectively.

Canadian $ millions, for the years ended December 31	2015	2014

Total value of goods and services:
Provided to joint operations	$33.2	$20.2
Provided to joint venture	169.4	165.1
Provided to associate	2.9	2.2
Purchased from joint operations	—	1.0
Purchased from joint venture	141.0	192.0
Purchased from associate	53.8	58.5
Net financing income from joint operations	16.1	15.5
Net financing income from associate	65.6	45.5
Net financing income from joint venture	8.6	7.4

		2015	2014
Canadian $ millions, as at	Note	December 31	December 31

Accounts receivable from joint operations	16	$0.7	$0.1
Accounts receivable from joint venture	16	20.2	20.6
Accounts receivable from associate	16	33.8	37.5
Accounts payable to joint operations		0.2	0.1
Accounts payable to joint venture		5.2	34.2
Accounts payable to associate		0.5	2.5
Advances and loans receivable from associate	17	1,187.2	1,489.9
Advances and loans receivable from joint operations	17	182.0	239.3
Advances and loans receivable from joint venture	17	312.8	250.3

Transactions between related parties are generally based on standard commercial terms.  All amounts outstanding are unsecured and will be settled in cash.  No guarantees have been given or received on the outstanding amounts.  No expense has been recognized in the current or prior periods for bad debts in respect of amounts owed by related parties.

Key management personnel

Key management personnel are composed of the Board of Directors, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Senior Vice Presidents of the Corporation. The following is a summary of key management personnel compensation:

Notes to the consolidated financial statements

Canadian $ millions, for the years ended December 31	2015	2014

Short-term benefits	$7.5	$7.8
Post-employment benefits(1)	1.8	1.4
Share-based payments	6.3	5.7
	$15.6	$14.9

(1)        Post-employment benefits include a non-registered defined contribution executive supplemental pension plan.  The total cash pension contribution for key management personnel was $0.4 million for the year ended December 31, 2015 ($0.8 million for the year ended December 31, 2014). The total pension expense that is attributable to key management personnel was $0.2 million for the year ended December 31, 2015 ($0.2 million for the year ended December 31, 2014).

28.  OPERATING LEASE ARRANGEMENTS

Corporation acts as a lessor

The Corporation acts as a lessor in operating leases related to the Power facilities in Madagascar and in Varadero, Cuba.  During 2013, the Corporation recorded an impairment related to its electricity generating facility located in Madagascar.  Accordingly, the future minimum lease payments have been determined to be nil as at December 31, 2015 and as at December 31, 2014.

All operating lease payments related to the Varadero facility are contingent on power generation.  The terms of the leases are for 20 years, ending in February 2017 and March 2018.  For the year ended December 31, 2015, contingent revenue was $14.1 million ($13.1 million for the year ended December 31, 2014).

Corporation acts as a lessee

Operating lease payments recognized as an expense in the consolidated statement of comprehensive income (loss) for the year ended December 31, 2015 were $2.6 million ($2.0 million for the year ended December 31, 2014).

29.  COMMITMENTS FOR EXPENDITURES

Canadian $ millions, as at December 31	2015

Property, plant and equipment commitments	$11.5
Joint venture:
Property, plant and equipment commitments	9.8
Other commitments	0.3